Exhibit 2.22
Execution Copy
SHARE PURCHASE AGREEMENT
Between
BRAZALTA RESOURCES CORP.
and
ALLIS-CHALMERS ENERGY INC.
Dated as of
December 19, 2008

LIST OF DISCLOSURE SCHEDULE SECTIONS

Section 1.1	Shares

Section 2.1(a)	Jurisdictions in Which the Companies Do Business

Section 2.1(c)	Articles and Bylaws of the Companies

Section 2.1(d)	Authorized and Issued Share Capital of the Companies

Section 2.1(e)	Options, Warrants, Convertible Securities, Etc.

Section 2.2	Validity of Agreement and Conflict with Other Instruments

Section 2.3	Licenses, Permits, etc.

Section 2.4(a)	Specific Permitted Liens

Section 2.4(b)	Owned Real Property

Section 2.4(d)	Leased Real Property and Leased Personal Property

Section 2.5	Intellectual Property

Section 2.6(a)	Contracts and Commitments

Section 2.6(b)	Breaches and Defaults

Section 2.6(c)	Enforceability of Contracts

Section 2.7	Financial Statements

Section 2.8	Litigation

Section 2.9	Adverse Changes or Events

Section 2.10	Environmental Matters

Section 2.11	Product Warranties

Section 2.12	Employee Benefits and Matters

Section 2.13	Taxes

Section 2.14	Finder's Fees

Section 2.15	Insurance

v

Section 2.16	Debt Obligations

Section 2.17	Compliance with Certain Laws

LIST OF EXHIBITS

Exhibit A	Capital Leases

Exhibit B	Drilling Rigs

Exhibit C	Mutual Releases

Exhibit D	Assumed Indebtedness Maximum Amount

SHARE PURCHASE AGREEMENT
     This Share Purchase Agreement (this “Agreement”) is entered into as of December 19, 2008 and is made between BrazAlta Resources Corp. (the “Shareholder”), as the majority shareholder of BCH Ltd. (“BCH”), and Allis-Chalmers Energy Inc. (the “Buyer”).
WITNESSETH:
     WHEREAS the Shareholder desires to transfer, sell and assign to the Buyer all of the issued and outstanding shares (the “Shares”) in the share capital of BCH owned by the Shareholder, upon the terms and subject to the conditions set forth herein;
     AND WHEREAS the Parties desire to set forth certain representations, warranties, covenants and agreements, all as more fully set forth below;
     AND WHEREAS the defined terms used in this Agreement shall have the meanings set forth in Sections 10.1 and 10.2 hereof;
     NOW THEREFORE, in consideration of the premises and the respective covenants and agreements contained herein, the Parties agree as follows:
ARTICLE 1
PURCHASE AND SALE
1.1 Sale of Shares.
On the Closing Date, upon the terms and subject to the conditions contained herein, the Shareholder shall transfer, sell, assign and convey to the Buyer, and the Buyer shall purchase from the Shareholder, effective as of the Effective Time, the Shares free and clear of all Liens (other than those Liens created or suffered by the Buyer and other than restrictions on sales or transfers of securities under applicable securities laws).
1.2 Closing.
Subject to the conditions set forth in this Agreement, the Closing shall take place at the offices of Fraser Milner Casgrain LLP, located at 2900, 10180 — 101 Street, Edmonton, Alberta, Canada at 9:00 a.m. on December 31, 2008, or at such other time, date and place as the Parties shall mutually agree upon in writing (the “Closing Date”). Failure to consummate the transactions contemplated hereby on such date shall not, in and of itself, result in a termination of this Agreement or relieve any Party of any obligation hereunder and such matters shall be governed by Article 9 hereof. Title to, ownership of and control over the Shares shall pass to the Buyer at the Closing but effective as of the Effective Time.
1.3 Effective Time.
The Parties acknowledge and agree that the sale of the Shares by the Shareholder and the purchase of the Shares by the Buyer shall be effective as of 12:01 a.m. on the Closing Date (the “Effective Time”) notwithstanding the actual time of the Closing. For greater certainty, (a) from and after the

Effective Time, the business of the Companies will be conducted for the account of the Buyer, (b) the Buyer will be entitled to include in its consolidated earnings the earnings of the Companies from and after the Effective Time, and (c) the Assumed Indebtedness Excess Amount (if any) will be assumed by the Shareholder effective as of the Effective Time.
1.4 Purchase Price.
In consideration of the transfer of the Shares to the Buyer, the Buyer shall pay the sum of $5,000,000 (the “Purchase Price”) to the Shareholder. The Purchase Price shall be paid by the Buyer to the Shareholder or to Davis LLP in trust for the Shareholder, as directed by the Shareholder, on the Closing Date by wire transfer.
1.5 Liabilities Assumed by the Shareholder.
At the Closing and effective as of the Effective Time, the Shareholder shall assume the Assumed Indebtedness Excess Amount (if any).
ARTICLE 2
REPRESENTATIONS AND WARRANTIES OF THE SHAREHOLDER
The Shareholder hereby represents and warrants to the Buyer as follows:
2.1 Organizational Matters and Shares.
     (a) Each of the Companies is a corporation duly organized, validly existing and in good standing under the laws of Alberta or Brazil, as applicable. Each of the Companies is duly authorized, qualified and licensed and has all requisite power and authority under all Applicable Laws, ordinances and orders of public authorities to own, operate and lease its properties and assets and to carry on its business in the places and in the manner currently conducted. Each of the Companies is in good standing in the jurisdictions specified in Section 2.1(a) of the Disclosure Schedule and there is no other jurisdiction in which the nature and extent of the business conducted by the Companies or the character of their assets makes such qualification necessary. The Companies do not do business in any province, territory, state, country or commonwealth under any name other than their corporate names. Other than BCH Brazil and the Shareholder, BCH does not have any Subsidiaries or Affiliates.
     (b) BCH is a “private issuer” within the meaning of that term as defined in National Instrument 45-106 — Prospectus and Registration Exemptions.
     (c) Set forth in Section 2.1(c) of the Disclosure Schedule is a true, correct and complete description of the Articles and Bylaws of each of the Companies, as amended, copies of which have been provided by the Shareholder to the Buyer, and which are in full force and effect.
     (d) Set forth in Section 2.1(d) of the Disclosure Schedule is a true, correct and complete description of the authorized and issued share capital of each of the Companies.
     (e) The Shares are owned legally and beneficially by the Shareholder, free and clear of all Liens (other than the SB Pledge, those Liens created or suffered by the Buyer and other than restrictions on sales or transfers of securities under applicable securities laws). The Shares have been duly authorized and validly issued and are fully paid and non assessable shares and were not issued in violation of any pre-emptive, preferential purchase or other similar rights of any Person. Other than the ESOP Options, the SB Warrant and the AC Debenture, and except as set forth in Section 2.1(e) of the Disclosure Schedule, there are no outstanding options, warrants, convertible securities, calls, rights, commitments, pre-emptive rights, agreements, arrangements or understandings of any character obligating the Companies or any of them (i) to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares in the capital of the Companies or any of them or any securities or obligations convertible into or exchangeable for such shares or (ii) to grant, extend or enter into any such option, warrant, convertible security, call, right, commitment, pre-emptive right, agreement, arrangement or understanding.
     (f) The Shareholder has the absolute right to transfer the Shares to the Buyer. Upon the purchase of the Shares as contemplated by this Agreement and subject to the release and discharge of the SB Pledge in accordance with Section 5.14(b) hereof, the Buyer will obtain legal and beneficial title to the Shares, free and clear of all Liens (other than those Liens created or suffered by the Buyer and other than restrictions on sales or transfers of securities under applicable securities laws).
     (g) On the Closing Date, the ESOP Options will terminate in accordance with their terms.
2.2 Validity of Agreement and Conflict with Other Instruments.
     (a) The Shareholder has the requisite legal capacity, power and authority to enter into this Agreement, to consummate the transactions contemplated hereunder and to perform its obligations under this Agreement. This Agreement has been duly authorized, executed and delivered by the Shareholder and is a legal, valid and binding obligation of the Shareholder, enforceable against the Shareholder in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws from time to time in effect that affect creditors’ rights generally and by legal and equitable limitations on the availability of specific remedies. The Shareholder has not entered into any other agreement whereby any of the Shares will be sold, assigned or otherwise transferred to another Person.
     (b) Except as set forth in Section 2.2 of the Disclosure Schedule, the execution, delivery and performance of this Agreement by the Shareholder and the consummation of the transactions contemplated hereby (i) do not violate any provision of the Articles or Bylaws of the Shareholder, any of the Companies, or any law, statute, ordinance, regulation, judgment, writ, injunction, rule, decree, order or any other restriction of any kind or character applicable to the Shareholder or the Companies or any of their respective properties or assets, (ii) do not conflict with, or result in any breach of, or default or loss of any right under (or an event or circumstance that, with notice or the lapse of time, or both, may result in a default), or the creation of a Lien pursuant to, or cause or permit the acceleration prior to maturity of any amounts owing under, any indenture, mortgage, deed of trust, lease or other agreement to which the Shareholder or any of the Companies is a party or to which any of their respective assets are subject, (iii) do not require the consent, approval, clearance, waiver, order or authorization of any Person or Governmental Entity that has not been obtained, and (iv) do not conflict with, constitute a breach, violation or termination of any provision of any agreement or contract, whether written or otherwise, to which the Shareholder or any of the Companies is a party or by which any of them is bound.
     (c) Except as set forth in Section 2.2 of the Disclosure Schedule, the execution, delivery and performance of this Agreement by the Shareholder will not result in the loss of any license, franchise or permit possessed by any of the Companies or give a right of acceleration or termination to any party to any agreement or other instrument to which any of the Companies is a party or by which any of its assets are bound, or the loss of any right or benefit under such agreement or instrument.
2.3 Approvals, Licenses and Authorizations.
     (a) No order, license, consent, waiver, authorization or approval of, or exemption by, or the giving of notice to, or the registration with, or the taking of any other action in respect of, any Person not a party to this Agreement, including any Governmental Entity, and no filing, recording, publication or registration in any public office or any other place is now, or under existing law in the future will be, necessary on behalf of the Shareholder or any of the Companies to authorize the execution, delivery and performance of this Agreement or any other agreement contemplated hereby to be executed and delivered by the Shareholder or any of the Companies and the consummation of the transactions contemplated hereby or thereby (including, but not limited to, the transfer of the Shares), or to effect the legality, validity, binding effect or enforceability thereof.
     (b) All licenses, permits, concessions, warrants, franchises and other governmental authorizations and approvals of all Governmental Entities required or necessary for each of the Companies to carry on its business in the places and in the manner currently conducted have been duly obtained and are in full force and effect and are set forth in Section 2.3 of the Disclosure Schedule. No Material violations are in existence or have been recorded with respect to such licenses, permits or other authorizations and, to the Knowledge of the Shareholder, no proceeding is pending or threatened with respect to the revocation or limitation of any of such licenses, permits or other authorizations. Each of the Companies has complied in all Material respects with all laws, rules, regulations and orders applicable to its business, and all rules, regulations and orders respecting the provision of services by it.
2.4 Title to and Condition of Assets and Properties.
     (a) Each of the Companies has legal and beneficial title to, or valid and subsisting leasehold interests in, all of the real and personal property reflected on the Financial Statements or used or useful in the Companies’ business, free and clear of all Liens (other than the Permitted Liens and the Liens set forth in Section 2.4(a) of the Disclosure Schedule). Since the Reference Date, none of the Companies has sold, transferred or otherwise conveyed any of the real or personal property reflected on the Financial Statements, except for Inventory sold, consumed or otherwise disposed of in the ordinary course of business. All of the real and personal property reflected on the Financial Statements is in the Companies’ Possession or Control.
     (b) Except as set forth in Section 2.4(b) of the Disclosure Schedule, none of the Companies owns any real property.

     (c) All of the personal property owned by the Companies (i) is free and clear of any Liens (other than the Permitted Liens), and (ii) in the case of the Equipment (including, without limitation, the Drilling Rigs), is in Good Working Order.
     (d) All real property and personal property leased by the Companies is set forth in Section 2.4(d) of the Disclosure Schedule. True, correct and complete copies of the Leases have been provided by the Shareholder to the Buyer. None of the Companies is in breach of any Material provision of, or in default under, the Material terms of any of the Leases. All of the Leases are in full force and effect. The Shareholder has no Knowledge of any pending or threatened disputes with respect to any of the Leases, other than as described in Section 2.4(d) of the Disclosure Schedule. Except as set forth in Section 2.2 of the Disclosure Schedule, the enforceability of the Leases will not be affected in any manner by the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby.
     (e) The Assets constitute all of the assets and properties used for the conduct of the businesses currently conducted by the Companies as of the date hereof.
2.5 Intellectual Property.
Except as set forth in Section 2.5 of the Disclosure Schedule, no Intellectual Property is owned by or licensed to the Companies or used by the Companies in carrying on the business of the Companies.
2.6 Contracts and Commitments.
     (a) Except as set forth in Section 2.6(a) of the Disclosure Schedule, none of the Companies is a party to or is bound by: (i) any agreement, contract or commitment requiring the expenditure or series of related expenditures of funds in excess of $50,000 (other than purchase orders in the ordinary course of business for materials necessary for the Companies to complete then existing contracts or purchase orders); (ii) any agreement, contract or commitment requiring the payment for goods or services whether or not such goods or services are actually provided or the provision of goods or services at a price less than cost to the Companies of producing or purchasing such goods or providing such services; (iii) any loan or advance to, or investment in, any Person or any agreement, contract, commitment or understanding relating to the making of any such loan, advance or investment; (iv) any agreement or obligation with the Shareholder or any of its Affiliates; (v) any Debt Obligations; (vi) any labor union, management service, employment, consulting or other similar type contract or agreement; (vii) any agreement, contract or commitment that would limit the freedom of the Companies or its successors following the Closing Date to engage in any line of business, to own, operate, sell, transfer, pledge or otherwise dispose of or encumber any of the Assets or to compete with any Person or to engage in any business or activity in any geographic area; (viii) any agreement, lease, contract or commitment or series of related agreements, leases, contracts or commitments not entered into in the ordinary course of business or, except for agreements to purchase or sell goods and services entered into in the ordinary course of business of the Companies, not cancellable by the Companies, without penalty to the Companies, within 30 days; (ix) any agreement or contract obligating any of the Companies or that would obligate or require any subsequent owner of any of the Companies to provide for indemnification or contribution with respect to any matter; (x) any sales, distributorship, agency or similar agreement relating to the products sold or services provided by any of the Companies; (xi) any license, royalty or similar agreement; or (xii) any other agreement, contract or commitment that might reasonably be expected to be Material to the Companies or the business of the Companies taken as a whole.
     (b) Except as set forth in Section 2.6(b) of the Disclosure Schedule, none of the Companies is in breach of, or in default (and the Shareholder has no Knowledge of any event or circumstance that with notice, or lapse of time or both, would constitute an event of default) under, any Material provision of any of the contracts or agreements listed in Section 2.6 of the Disclosure Schedule including, without limitation, the SB Credit Agreement. All of the contracts and agreements listed in Section 2.6 of the Disclosure Schedule are in full force and effect. To the Knowledge of the Shareholder, there are no pending or threatened disputes with respect to any of the contracts or agreements listed in Section 2.6 of the Disclosure Schedule.
     (c) Except as set forth in Section 2.6(c) of the Disclosure Schedule, the enforceability of the contracts and agreements listed in Section 2.6 of the Disclosure Schedule will not be affected in any manner by the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby.
2.7 Financial Statements.
Attached to Section 2.7 of the Disclosure Schedule are true, correct and complete copies of (a) the audited balance sheets and statements of income of the Companies as of and for the year ended June 30, 2008, (b) the unaudited balance sheets and statements of income of the Companies as of and for the year ended June 30, 2007, and (c) the unaudited balance sheets and statements of income of the Companies as of and for the three months ended September 30, 2008 (collectively, the “Financial Statements”). The Financial Statements (a) fairly present the financial position of the Companies as of their respective dates and the results of operations of the Companies for the periods indicated therein, (b) have been prepared in accordance with GAAP, and (c) have not been rendered untrue, incomplete or unfair as representations of the financial condition of the Companies as at and for the periods covered by events subsequent to the date of the Financial Statements. As of the date of the Financial Statements, none of the Companies has any liability of any kind or matter, either direct, accrued, absolute or otherwise, that is not reflected or disclosed in the Financial Statements. All accounts receivable represented in the Financial Statements were generated in the ordinary course of business and, to the Knowledge of the Shareholder, are fully collectible after deducting reserves for doubtful accounts described in the Financial Statements.
2.8 No Litigation.
Except as set forth in Section 2.8 of the Disclosure Schedule, there is no action, suit, claim, judgment, investigation or legal, administrative, arbitration or other proceeding, or governmental investigation or examination, or any change in any zoning or building ordinance affecting or, to the Knowledge of the Shareholder, pending or threatened against the Shareholder or any of the Companies, at law or in equity, before or by any Governmental Entity and, to the Knowledge of the Shareholder, no basis exists for any such action, suit, claim, investigation or proceeding.
2.9 No Adverse Changes or Events.

Since the Reference Date, each of the Companies has been consistently operated only in the ordinary course and, except as set forth in Section 2.9 of the Disclosure Schedule, there has not been: (a) any adverse change in the financial condition, assets, liabilities (contingent or otherwise), results of operations or business of any of the Companies (or any occurrence, circumstance or combination thereof) that might reasonably be expected to have a Material Adverse Effect on any of the Companies before or after the Closing; (b) any damage, destruction or loss, whether or not covered by insurance, adversely affecting any of the Companies; (c) any increase in the compensation or rate of compensation or commissions or bonuses payable or to become payable by any of the Companies to any of its employees that is not consistent with past practice, any payment or accrual of, or commitment with respect to, any bonus plan or severance arrangement that is not consistent with past practice or any change or modification to any severance arrangement; (d) any sale, assignment, transfer or other disposition or lapse of any Intellectual Property or disclosure to any Person (other than employees of the Companies in the scope of their employment) of any Intellectual Property; (e) any cancellation or compromise of any claims, or any waiver of any other rights relating to any of the Companies, or any sale, transfer or other disposition of any properties or assets, real, personal or mixed, tangible or intangible, of any of the Companies (other than sales of inventory in the ordinary course of business); (f) any change in any Companies’ method of accounting for financial, Tax or other purposes or any increase in the carrying value of the Assets; or (g) any action taken or omitted to be taken that would be prohibited under any of Sections 4.2, 4.4, 4.5 or 4.13 hereof if such action was taken or omitted to be taken between the date of this Agreement and the Closing Date.
2.10 Environmental Matters.
     (a) Each of the Companies has at all times operated in compliance with all applicable limitations, restrictions, conditions, standards, prohibitions, requirements and obligations of Environmental Laws and related orders of any court or other Governmental Entity, except where the failure to so operate in compliance would not result in any Material liability, contingent or otherwise, to any of the Companies or any of its successors.
     (b) There are no existing or, to the Knowledge of the Shareholder, pending or threatened actions, suits, claims, investigations, inquiries or proceedings by or before any court or any other Governmental Entity directed against any of the Companies or any of its assets or properties that pertain or relate to (i) any obligations or liabilities, contingent or otherwise, under any applicable Environmental Law, (ii) violations of any Environmental Law or (iii) personal injury or property damage claims relating to the use, release or disposal of Hazardous Materials.
     (c) All Environmental Permits required to be obtained or filed by any of the Companies under all applicable Environmental Laws in connection with its operations or use of its assets or properties or the conduct of its business have been duly obtained or filed and are in full force and effect and will remain in full force and effect following the transfer of the Shares to the Buyer, except where the failure to do so would not result in any Material liability, contingent or otherwise, to any of the Companies or any of its successors. Particulars of such Environmental Permits are set forth in Section 2.10 of the Disclosure Schedule.
     (d) Neither the Shareholder nor any of the Companies has received notice that any Environmental Permit is to be revoked or suspended by any Governmental Entity and none of the Companies is currently operating or required to be operating under any compliance order, schedule, decree or agreement, any consent decree, order or agreement, or corrective action decree, order or agreement issued or entered into under, or pertaining to matters regulated by, any Environmental Law.
     (e) Except as set forth in Section 2.10 of the Disclosure Schedule, none of the Companies owns or operates any underground storage tanks and none of the Companies has polluted with any Hazardous Materials the soil or groundwater of any past or present properties or premises of the Companies.
     (f) Except as set forth in Section 2.10 of the Disclosure Schedule, neither the Shareholder nor any of the Companies nor any of their directors, officers, employees, representatives, agents or contractors has disposed or released any Hazardous Materials on or under any assets or properties currently or, to the Knowledge of the Shareholder, previously leased or owned by any of the Companies and none of the Companies has disposed or released Hazardous Materials on or under the assets or properties currently or, to the Knowledge of the Shareholder, previously leased or owned by any of the Companies.
     (g) The Companies have provided to the Buyer copies of all environmental audits, assessments or other evaluations applicable to any of the Companies or any of their assets or properties.
     (h) Except as set forth in Section 2.10 of the Disclosure Schedule, no facts or circumstances exist that could reasonably be expected to result in any liability to any Person with respect to the current or past business and operations of the Companies or the assets or properties currently or previously leased or owned by the Companies in connection with (i) any release, transportation or disposal of any Hazardous Materials or (ii) action taken or omitted that was not in full compliance with or was in violation of any applicable Environmental Law, except for such matters that would not result in any liability, contingent or otherwise, to any of the Companies or any of its successors.
2.11 Warranties and Product Liability.
Except for (a) warranties implied by law, and (b) the warranties set forth in Section 2.11 of the Disclosure Schedule, none of the Companies has given or made any warranties in connection with the rental of goods or the performance of services on or prior to the Closing including, without limitation, warranties covering the customer’s consequential damages. The Shareholder has no Knowledge of any state of facts or the occurrence of any event forming the basis of any present claim against any of the Companies with respect to warranties relating to goods rented or services performed by or on behalf of it on or prior to the Closing. The Companies have provided to the Buyer all Material information relating to any known or alleged design or other defect with respect to the rental of goods or the performance of services by any of the Companies and set forth in Section 2.11 of the Disclosure Schedule is a list and brief description of each such design or other defect.
2.12 Employee Matters.

     (a) Section 2.12 of the Disclosure Schedule contains a true, complete and accurate list of each director, each officer and each person employed by each of the Companies, together with such individual’s title or job description and date of hire by such Company and, for each employee who is compensated on a salaried basis, such individual’s salary, the last date of increase of his or her salary, and his or her incentive compensation arrangements with such Company. Except as set forth in Section 2.12 of the Disclosure Schedule, as of the date immediately prior to the date hereof, neither the Shareholder nor any of the Companies has received notification that any of the current employees of any of the Companies presently plans to terminate his or her employment during the six month period following the Closing, whether by reason of the transactions contemplated by this Agreement or otherwise.
     (b) Except as set forth in Section 2.12 of the Disclosure Schedule: (i) there is no labor strike, work stoppage, lockout or Material dispute or Material slowdown existing or, to the Knowledge of the Shareholder, pending or threatened against any of the Companies, and there has not been any such action during the last three years; (ii) none of the Companies is a party to or bound by any (A) collective bargaining or similar agreement with any labor organization or (B) written work rules or practices agreed to with any labor organization or employee association applicable to employees of any of the Companies; (iii) no employee of any of the Companies is represented by any labor organization and, to the Knowledge of the Shareholder, there are no current union organizing activities among the employees of any of the Companies; and (iv) there are no Material written personnel policies, rules or procedures applicable to employees of any of the Companies.
     (c) Except as set forth in Section 2.12 of the Disclosure Schedule: (i) each of the Companies is, and during the last three years has been, in Material compliance with all applicable laws in respect of employment and employment practices, terms and conditions of employment, wages, hours of work and occupational safety and health, and has not engaged in any unfair labor practices; (ii) there is no unfair labor practice charge or complaint against any of the Companies existing or, to the Knowledge of the Shareholder, pending or threatened before any Governmental Entity responsible for the enforcement of labor or employment laws; (iii) no charges with respect to or relating to any of the Companies are existing or, to the Knowledge of the Shareholder, pending or threatened before any agency responsible for the prevention of unlawful employment practices; (iv) neither the Shareholder nor any of the Companies has received notice of the intent of any Governmental Entity responsible for the enforcement of labor or employment laws to conduct an investigation with respect to or relating to any of the Companies and no such investigation is in progress; and (v) there are no complaints, lawsuits, or other proceedings existing or, to the Knowledge of the Shareholder, pending or threatened in any forum against any of the Companies by or on behalf of any present or former employee of any of the Companies, any applicant for employment or classes of the foregoing, alleging breach of any express or implied contract of employment, any law governing employment or the termination thereof or other discriminatory, wrongful or tortious conduct in connection with the employment relationship.
     (d) Section 2.12 of the Disclosure Schedule contains a true, complete and accurate list and brief description of all Company Benefit Plans. The Shareholder has provided to the Buyer true, complete and correct copies of all plan documents, summary plan descriptions, financial statements, funding vehicles, agreements pursuant to which any of the Companies may be obligated to indemnify any Person and filings with all applicable governmental agencies for the past three years relating to the foregoing Company Benefit Plans.
     (e) Each Company Benefit Plan (i) has been operated and administered in all Material respects in accordance with its terms and Applicable Laws, (ii) is in Material compliance with all registration, reporting and disclosure requirements of all Applicable Laws, (iii) has had all appropriate Material filings filed timely for each year of its existence, if required, (iv) has been properly funded, and (v) to the Knowledge of the Shareholder, has no proceeding pending with or threatened by any Governmental Entity, nor any proceeding resolved adversely to any of the Companies, that may subject any of the Companies or any of its successors to the payment of any penalty, interest, Tax or other obligation.
     (f) Except as set forth in Section 2.12 of the Disclosure Schedule, neither the execution of this Agreement nor the consummation of the transactions contemplated by this Agreement will (i) entitle any current or former employee of any of the Companies to severance pay from any of the Companies, or any other payment under a Company Benefit Plan, (ii) accelerate the time of payment or vesting of benefits under a Company Benefit Plan, or (iii) increase the amount of compensation due any such employee by any of the Companies.
     (g) None of the Companies provides employee post-retirement medical or health coverage for any employee of any of the Companies or contributes to or maintains any employee benefit plan that provides for health benefit coverage following termination of employment of any employee of any of the Companies, nor has it made any representation, agreements, covenants or commitments to provide that coverage.
     (h) None of the Companies nor any officer, director or shareholder of the Companies nor, to the Knowledge of the Shareholder, any of the Company Benefit Plans, including pension plans, nor any trusts created thereunder, nor any trustee or administrator thereof, has engaged in any prohibited transaction or act or any other breach of fiduciary responsibility that could subject any of the Companies or any of its successors to any Tax or penalty or to any liability under any applicable law or regulation.
     (i) Except as set forth in Section 2.12 of the Disclosure Schedule, each Company Benefit Plan may be unilaterally amended or terminated by the Companies or the Buyer without liability to the Companies or the Buyer on or at any time after the Closing.
     (j) With respect to each Company Benefit Plan that is a welfare benefit plan, all claims incurred (including claims incurred but not reported) by employees thereunder as of the Closing for which any of the Companies is, or will become, liable are (i) insured pursuant to a contract of insurance whereby the insurance company bears any risk of loss with respect to such claims, (ii) covered under a contract with a health maintenance organization pursuant to which such organization bears the liability for such claims, or (iii) are reflected as a liability or accrued for on the Financial Statements.
     (k) All contributions required to have been made as of the Closing to the Company Benefit Plans pursuant to their terms and applicable law have been timely made.

     (l) There is no litigation, action, proceeding, audit, examination or claim existing , or to the Knowledge of the Shareholder, pending, threatened or contemplated relating to any Company Benefit Plan (other than routine claims for benefits).
     (m) There has been no partial termination of any Company Benefit Plan.
     (n) No employee of any of the Companies will be entitled to claim “change of control compensation” or similar compensation from any of the Companies, the Buyer or any Affiliate of the Buyer (as successor to the Companies) by reason of the change of control of any of the Companies as contemplated by this Agreement.
2.13 Taxes and Governmental Returns and Reports.
     (a) All Tax Returns of or relating to any Tax that are required to be filed on or before the Closing Date for, by, on behalf of or with respect to any of the Companies including, but not limited to, those relating to the income, business, operations or property of any of the Companies and those which include or should include any of the Companies (whether on a separate, consolidated, affiliated, combined, unitary or any other basis), have been filed with the appropriate foreign, federal, provincial, state and local authorities, and all Taxes shown to be due and payable on such Tax Returns or related to such Tax Returns have been paid in full on or before the Closing Date.
     (b) All such Tax Returns and the information and data contained therein have been properly and accurately compiled and completed, fairly present the information purported to be shown therein, and reflect all liabilities for Taxes for the periods covered by such Tax Returns.
     (c) None of such Tax Returns are under audit or, to the Knowledge of the Shareholder, examination by any foreign, federal, provincial, state or local authority and there are no agreements, waivers or other arrangements providing for an extension of time with respect to the assessment or collection of any Tax or deficiency of any nature against any of the Companies or with respect to any such Tax Return, or any suits or other actions, proceedings, investigations or claims now existing or, to the Knowledge of the Shareholder, pending or threatened against any of the Companies with respect to any Tax, or any matters under discussion with any foreign, federal, provincial, state or local authority relating to any Tax, or any claims for any additional Tax asserted by any such authority.
     (d) Except as set forth in Section 2.13 of the Disclosure Schedule, all Taxes assessed and due and owing from or against each of the Companies on or before the Closing Date (including, but not limited to, ad valorem Taxes relating to any property of the Companies) have been, or will be, timely paid in full on or before the Closing Date.
     (e) All withholding Tax and Tax deposit requirements imposed on any of the Companies for any and all periods ending on or before the Closing Date, or through and including the Closing Date for periods that have not ended on or before the Closing Date, have been satisfied in full on or before the Closing Date.

     (f) The Financial Statements reflect and include adequate charges, accruals, reserves and provisions for the payment in full of any and all Taxes payable with respect to any and all periods ending on or before the respective dates thereof.
     (g) To the Knowledge of the Shareholder, there is no basis any reassessment of Tax and there have been no special assessments on any assets of any of the Companies.
     (h) None of the Companies is a party to any Tax allocation or Tax sharing agreement.
     (i) None of the Companies is or has been a member of any affiliated, consolidated, combined, unitary or similar group for Tax purposes.
     (j) All consolidated groups or fiscal entities of which any of the Companies is or has been a party have duly fulfilled, in a timely and accurate manner, all Material obligations to any foreign, federal, provincial, state or local authority for the period up to the Closing Date. Adequate provisions for payment of all Taxes, including all Material obligations regarding the termination of any consolidated groups or fiscal entities of which any of the Companies is or has been a party, have been made.
     (k) During the current fiscal year and for the five previous fiscal years, none of the Companies has claimed or been granted exemptions from, or deferrals of, Taxes in connection with any reorganization or merger. Any reorganizations or mergers involving any of the Companies and were consummated before the Closing Date, will not give rise to the assessment or payment of Taxes after the Closing Date.
     (l) No special agreements, rulings or compromises have been entered into between any of the Companies and any foreign, federal, provincial, state or local authority regarding the assessment or payment of Taxes.
     (m) All research and development investment tax credits (“ITCs”) were claimed by each of the Companies in accordance with the ITA and relevant provincial legislation and each of the Companies satisfied at all times relevant criteria and conditions entitling it to such ITCs. All refunds of ITCs received or receivable by each of the Companies in any financial year were claimed in accordance with the ITA and the relevant provincial legislation and each of the Companies satisfied at all times the relevant criteria and conditions entitling it to claim a refund of such ITCs.
     (n) None of the Companies has filed nor been party to any election pursuant to Sections 83 or 85 of the ITA or the corresponding provisions of any provincial statute.
     (o) None of the Companies has at any time benefited from a forgiveness of debt nor entered into any transaction or arrangement (including conversation of debt into shares of its share capital) which could have resulted in the application of Section 80 to 80.04 of the ITA.
     (p) Each of the Companies’ cost amount, as defined in the ITA, in respect of its assets is accurately reflected on such Companies’ Tax Returns and records.

     (q) The paid-up capital for Tax purposes of each of the Shares is no less than its stated capital for corporate purposes as of the Closing Date.
     (r) Section 2.13(r) of the Disclosure Schedule sets forth a description of the Companies’ Tax Returns and true, complete and correct copies thereof have been provided by the Shareholder to the Buyer.
2.14 Finder’s Fees.
Except as set forth in Section 2.14 of the Disclosure Schedule, neither the Shareholder nor any of the Companies has employed or retained any investment banker, broker, agent, finder or other party, or incurred any obligation for brokerage fees, finder’s fees or commissions, with respect to the sale of the Shares by the Shareholder or with respect to the transactions contemplated by this Agreement, or otherwise dealt with anyone purporting to act in the capacity of a finder or broker with respect thereto whereby any party hereto may be obligated to pay such a fee or commission.
2.15 Insurance.
     (a) Section 2.15 of the Disclosure Schedule sets forth a brief description of all existing insurance policies held by the Companies relating to the business, assets, employees or agents of the Companies and the Shareholder has provided to the Buyer true, correct and complete copies of such policies. Each such policy is in full force and effect and is with responsible insurance carriers. There is no dispute with respect to such policies and all claims arising from events or circumstances occurring prior to the date hereof have been paid in full or adequate reserves therefor are recorded in the Financial Statements. All retroactive premium adjustments for any period ended on or before the Closing Date under any worker’s compensation policy or any other insurance policies of the Companies, for which any of the Companies has received notice, have been recorded in accordance with GAAP and are reflected in the Financial Statements. None of such policies will terminate as a result of the transactions contemplated by this Agreement.
     (b) The Shareholder has prepared and filed, or has caused BCH to prepare and file, with the applicable insurer within the applicable time limits all notices, claims and other documents required in order to allow BCH to seek and obtain payment from such insurer for damages, costs and expenses in an aggregate amount of not less than $1,300,000 with respect to the Drilling Rig which is identified as BCH-05 and which was damaged on July 8, 2008. Such insurer has paid to BCH a portion of such claim in the amount of $200,000. Neither the Shareholder nor any of the Companies has received any notice or other advice from such insurer that the balance of such claim in the amount of $1,100,000 has been denied or otherwise rejected by such insurer or that such insurer refuses to pay such claim to BCH in accordance with the applicable insurance policy.
2.16 Debt Obligations.
Except as set forth in Section 2.16 of the Disclosure Schedule, no Debt Obligations are owing by any of the Companies to the Shareholder or any Affiliates of the Shareholder.

2.17 Compliance with Certain Laws.
     (a) The Companies are aware of applicable United States, Canadian, Brazilian and local laws, including anticorruption laws, the Foreign Corrupt Practices Act (the “FCPA”), export controls and economic sanctions laws, customs laws, and other trade-related laws. The Companies are currently in Material compliance with such applicable laws and none of their past acts or omissions would subject the Buyer or any of its Affiliates to any liability or loss. None of the Companies, nor any of their respective officers, directors, employees or agents has directly or indirectly through a third-party intermediary (i) paid, offered, given, promised to pay, or authorized the payment of any funds or other things of value (including any fee, gift, sample, travel expense, entertainment, service, equipment, loan, debt forgiveness, donation, grant or other payment or support in cash or in kind, however characterized) to any (A) Governmental Entity, (B) any Person acting for or on behalf of any Governmental Entity, (C) any candidate for political office, or (D) any agent or other Person engaging in any of the above-described activities at the suggestion, request, direction or for the benefit of any of the above-described Persons, or (ii) made any bribe, rebate, payoff, influence payment, kickback, or other unlawful payment or made any other payment of a similar or comparable nature, to any Person, regardless of the form, whether in money, property or services, to obtain favorable treatment in securing business or to obtain special concessions or to pay for favorable treatment for business secured or for special concessions already obtained.
     (b) To the Knowledge of the Shareholder, none of the Companies is currently under actual or threatened investigation, or being audited, by the United States, Canada, Brazil or other Governmental Entity. The Companies have disclosed to the Buyer all information, including internal and external memoranda and reports, on any investigation, audit, enforcement action, settlement, or review conducted of the Companies related to its compliance with United States, Canadian, Brazilian and local laws, including anticorruption laws, the FCPA, and laws related to export controls and economic sanctions, customs, anti-boycott, and other trade-related laws.
     (c) The Shareholder and the Companies have provided the Buyer with complete and accurate information about their import and export activities, anticorruption and anti-boycott compliance, including all policies and procedures, manuals, copies of export licenses, permits, and authorizations; and other materials related to their internal compliance programs and systems.
     (d) None of the Companies (or any Person acting on behalf of any of the Companies) has, directly or indirectly through a third-party intermediary, entered into contracts or other commitments that remain in effect, in part or in whole, as of the date of this Agreement and that contain provisions reflecting participation in or cooperation with the Arab League boycott of Israel.
     (e) Except as set forth in Section 2.17 of the Disclosure Schedule, none of the Companies are engaged in the sale, purchase, import, export, re-export or transfer of products or services, either directly or indirectly, to or from Cuba, Iran, Sudan, Syria, or North Korea (the “Certain Countries”) or are a party to, or have any interest in, any franchise, license or management agreement with any Person, either public or private, in the Certain Countries or are a party to any investment, deposit, loan, borrowing or credit arrangement or involved in any other financial dealings, with any Person, either public or private, in the Certain Countries.

     (f) The Companies have at all times kept books and records that accurately reflect their transactions and assets, and the Companies have at all times maintained a system of internal accounting controls and policies and procedures that ensures that all expenditures are captured and accurately reflected on their books and records.
     (g) None of the Companies, nor, to the Knowledge of the Shareholder, any of their respective directors, officers, employees, auditors, accountants or representatives, has received or otherwise had or obtained knowledge of any complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of any of the Companies or their respective internal accounting controls, including any complaint, allegation, assertion or claim that any of the Companies has engaged in questionable accounting or auditing practices.
     (h) To the Knowledge of the Shareholder, during the last five years, all exports, reexports, sales, or transfers of products or services of the Companies have been effected in accordance with all applicable laws, including anti-corruption, customs, export control, trade sanctions, anti-terrorism, and anti-boycott laws of Canada or any other relevant jurisdiction. All products shipped by the Companies have been accurately marked, labeled, and transported in all material respects in accordance with Applicable Laws.
2.18 Sales into Canada.
Based on the Financial Statements, which include the latest available audited financial statements of the Companies, the total sales in or from Canada of the Companies and any Person that controls the Companies for the year ended June 30, 2008 were not more than C$50,000,000. Based on the Financial Statements, which include the latest available audited financial statements of the Companies, the total assets of the Companies in Canada at June 30, 2008, were not more than C$50,000,000.
2.19 Residency.
The Shareholder is not a non-resident of Canada within the meaning of the ITA.
2.20 GST Registration.
BCH is a GST registrant and has a subsisting GST registration number under the Excise Tax Act (Canada).
ARTICLE 3
REPRESENTATIONS AND WARRANTIES OF THE BUYER
The Buyer hereby represents and warrants to the Shareholder as follows:
3.1 Organizational Matters.
The Buyer is a corporation, validly existing and in good standing under the laws of Texas. The Buyer has all requisite power and authority to enter into this Agreement and to perform its obligations under this Agreement. This Agreement has been duly authorized, executed and delivered by the Buyer and is a legal, valid and binding obligation of the Buyer, enforceable in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws from time to time in effect that affect creditors’ rights generally and by legal and equitable limitations on the availability of specific remedies. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby by the Buyer will not violate any provision of, or constitute a default under, any contract or other agreement to which the Buyer is a party or by which it is bound, or conflict with its organizational documents, other than violations, defaults or conflicts that would not Materially and adversely affect the ability of the Buyer to consummate the transactions provided for in this Agreement.
3.2 Finder’s Fees.
Neither the Buyer nor any Affiliate of the Buyer has employed or retained any investment banker, broker, agent, finder or other party, or incurred any obligation for brokerage fees, finder’s fees or commissions, with respect to the transactions contemplated by this Agreement, or otherwise dealt with anyone purporting to act in the capacity of a finder or broker with respect thereto whereby any Party may be obligated to pay such a fee or a commission.
ARTICLE 4
ADDITIONAL AGREEMENTS
4.1 Access to Information and Cooperation.
     (a) Until the Closing, the Shareholder will furnish, and will cause the Companies to furnish, to the Buyer and its employees, officers, accountants, attorneys, agents, investment bankers and other authorized representatives all financial, operating and other data and information concerning the assets, commitments and properties of the Companies as the Buyer shall from time to time reasonably request and the Shareholder will afford to the Buyer and its employees, officers, accountants, attorneys, agents, investment bankers and other authorized representatives reasonable access to the offices, properties, books, records, contracts and documents of the Companies and such Persons will be given a reasonable opportunity to ask questions of, and receive answers from, representatives of the Companies. As part of its investigation, the Buyer will have the right to conduct reasonable environmental assessments, including soil and groundwater sampling, as it deems appropriate. No investigations by the Buyer or its employees, representatives or agents shall reduce or otherwise affect the obligation or liability of the Shareholder with respect to any representations, warranties, covenants or agreements made herein or in any exhibit, schedule or other certificate, instrument, agreement or document, including the Disclosure Schedule, executed and delivered in connection with this Agreement. The Shareholder will reasonably cooperate with the Buyer and its employees, officers, accountants, attorneys, agents and other authorized representatives in the preparation of any documents or other materials that may be required by any Governmental Entity.
     (b) The Shareholder agrees to cooperate with the Buyer, and cause the Companies’ external accountants to assist the Buyer, in the preparation of any financial statements relating to the Companies that may be reasonably requested by the Buyer for filing with the United States Securities and Exchange Commission in connection with any filings that may be made by the Buyer or its Affiliates under the Securities Act or the Exchange Act. All costs with respect to the preparation of the foregoing financial statements shall be borne by the Buyer.
4.2 Conduct of the Business.
The Shareholder covenants and agrees with the Buyer that from and after the date of this Agreement until the Closing, except as expressly authorized by this Agreement or as expressly consented to in writing by the Buyer, the Shareholder shall, and shall cause each of the Companies to:
     (a) operate the Companies only in the usual, regular and ordinary manner with a view to maintaining the goodwill that the Companies now enjoy and, to the extent consistent with such operation, will use all reasonable efforts to preserve intact their present business organizations, keep available the services of their employees and preserve their relationship with their customers, suppliers, jobbers, distributors and other Persons having business relations with them;
     (b) use all reasonable efforts to maintain the assets and properties of the Companies in a state of repair, order and condition consistent with their usual practice;
     (c) maintain the books of account and records relating to the Companies in the usual, regular and ordinary manner, in accordance with the usual accounting practices of the Companies applied on a consistent basis and not increase the carrying value of any assets or properties above their historical costs;
     (d) comply in all Material respects with all statutes, laws, orders and regulations applicable to the Companies and to the conduct of the Companies;
     (e) not sell, assign, transfer, lease or otherwise dispose of any assets or properties of any of the Companies except for dispositions of the inventories of the Companies for value in the usual and ordinary course of business;
     (f) not move any of the Assets to a new geographic location other than in the usual and ordinary course of business;
     (g) preserve and maintain all rights that the Companies now enjoy in and to the Intellectual Property and not sell, assign, transfer, lease or otherwise dispose of any Intellectual Property;
     (h) not mortgage, pledge or otherwise create a security interest or permit there to be created or exist any Liens on the assets or properties of any of the Companies other than the Permitted Liens;
     (i) not incur any obligation for borrowed money or purchase money indebtedness whether or not evidenced by a note, bond, debenture or similar instrument, except in the ordinary course of business;
     (j) not enter into any contract, commitment or lease in relation to any of the Companies that is out of the ordinary course of the Companies or that is with an Affiliate of any of the Companies or that would be binding on the Buyer;

     (k) not amend or modify any of the contracts or agreements disclosed in Section 2.6 of the Disclosure Schedule;
     (l) not consent to the termination of any of the contracts and agreements disclosed in Section 2.6 of the Disclosure Schedule or waive any of the rights of any of the Companies with respect thereto;
     (m) not permit any insurance policy naming the Shareholder or any of the Companies as a beneficiary or a loss payee relating to any of the Companies to be cancelled or terminated or any of the coverage thereunder to lapse unless simultaneously with such termination or cancellation replacement policies providing substantially the same coverage are in full force and effect and, further, not settle or permit any of the Companies to settle any claim under any such insurance policy in an amount in excess of $50,000;
     (n) pay all accounts payable in a manner consistent with past practice, all payments required by any of the contracts and agreements set forth in Section 2.6 of the Disclosure Schedule, and all Taxes other than Taxes that are being contested in good faith and for which adequate reserves exist in the Financial Statements and that would not result in a Lien being imposed on any assets or properties of any of the Companies;
     (o) not make any Tax elections that would affect any of the Companies or change any method of accounting or application of any principles under GAAP;
     (p) not change the terms of employment of any officer or senior employee or increase the compensation or rate of compensation or commissions or bonuses payable by any of the Companies to any of its employees that is not consistent with past practice;
     (q) not declare or pay any dividend on or make any other distribution in respect of any of the shares in the capital of any of the Companies or purchase, redeem or otherwise acquire any of such shares;
     (r) not authorize or issue, sell, pledge, dispose of or encumber any shares in the share capital of any of the Companies, including the Shares;
     (s) not grant any stock options or rights to acquire shares in the capital of the Companies including the Shares;
     (t) not amend or otherwise modify the organizational documents or Bylaws of any of the Companies;
     (u) not amend any Company Benefit Plan except as required by law or this Agreement; and
     (v) promptly notify the Buyer in writing if the Shareholder becomes aware of any change that shall have occurred or that shall have been threatened (or any development that shall have occurred or that shall have been threatened involving a prospective change) in any of the Companies that would reasonably be expected to have a Material Adverse Effect on any of the Companies whether or not occurring in the ordinary course of business.
4.3 Regulatory Approvals.
Each of the Parties shall promptly execute and file or join in the execution and filing of any application or other document that may be necessary in order to obtain the authorization, approval or consent of any Governmental Entity which may be reasonably required, or which the other Party may reasonably request, in connection with the consummation of the transactions contemplated by this Agreement. Each of the Parties shall use its commercially reasonable efforts to promptly obtain such authorizations, approvals and consents.
4.4 Exclusivity.
The Shareholder covenants and agrees that from the date of this Agreement until the Closing Date or the termination of this Agreement pursuant to Article 9 hereof, the Shareholder will not, directly or indirectly, through its Affiliates (including the Companies), its representatives or otherwise:
     (a) solicit, facilitate, initiate, entertain or encourage or take any action to solicit, facilitate, entertain or encourage any inquiry or communication or the making of any Acquisition Proposal; or
     (b) enter into or participate in any negotiations or initiate any discussions regarding an Acquisition Proposal, or furnish to any Person any information with respect to its business, properties, operations, prospects or conditions (financial or otherwise) in connection with an Acquisition Proposal or otherwise cooperate in any way with, or assist or participate in, facilitate or encourage, any effort or attempt of any other Person to do or seek to do any of the foregoing.
During such period, the Shareholder will immediately notify the Buyer regarding any such contact between the Shareholder, any of its Affiliates (including the Companies) or any of its representatives and any Person regarding any Acquisition Proposal or any related inquiry and shall return without discussion all Acquisition Proposals.
4.5 Information.
During the period from the date of this Agreement to the Closing Date, the Parties will promptly inform each other in writing of any claim, action or any proceeding commenced against such Party with respect to the transactions contemplated by this Agreement or any assets or properties of any of the Companies.
4.6 Delivery of Documents.
The Shareholder shall deliver to the Buyer at or before the Closing all Documents and Other Papers relating to each of the Companies that are in the Possession or Control of the Companies or the Shareholder including, without limitation, all files relating to the Financial Statements, computer disks reflecting any books or records, documents or other papers, or other information or data relating to the operation of each of the Companies stored on any electronic media, including computers. For a reasonable time period after the Closing Date (which time period shall be determined by the Buyer in its discretion acting reasonably and having regard to the Buyer’s practices and procedures in effect at the relevant time with respect to retention of Documents and Other Papers), the Buyer agrees to provide the Shareholder with access to such Documents and Other Papers to the extent required for Tax, financial accounting or legal purposes on a reasonable basis during normal business hours and to permit copies to be made of such Documents and Other Papers as may be reasonably needed at the Shareholder’s expense. All such Documents and Other Papers shall be maintained by the Shareholder in confidence except to the extent required to be disclosed under law or in furtherance of any defense by the Shareholder or any Affiliate of the Shareholder to any action, suit or proceeding against the Shareholder or any Affiliate of the Shareholder; provided, however, the Buyer shall be advised of any such proposed disclosure in advance and be entitled to seek a limitation on the use of such information and scope of such disclosure.
4.7 Further Assurances.
The Shareholder shall execute, acknowledge and deliver or cause to be executed, acknowledged and delivered to the Buyer such transfer, assignments and other instruments of transfer, assignment and conveyance, in form and substance satisfactory to counsel for the Buyer, as shall be necessary to vest in the Buyer legal and beneficial title in and to the Shares free and clear of all Liens (other than the SB Pledge, those Liens created or suffered by the Buyer and other than restrictions on sales or transfers of securities under applicable securities laws) and shall use its reasonable best efforts to cause to be taken such other action as the Buyer reasonably may require to more effectively implement and carry into effect the transactions contemplated by this Agreement.
4.8 Nondisclosure of Proprietary Information.
     (a) The Shareholder agrees that, from and after the Closing, the Shareholder and its Affiliates shall hold in confidence and will not directly or indirectly at any time reveal, report, publish, disclose or transfer to any Person other than the Buyer any of the Proprietary Information that is not generally known to the public or utilize any of the Proprietary Information for any purpose.
     (b) The Shareholder acknowledges that all documents and objects containing or reflecting any Proprietary Information, whether developed by the Companies, or by another Person for the Companies or any of their Affiliates, will after the Closing Date be the property of the Companies and be delivered to the Companies.
     (c) Because of the unique nature of the Proprietary Information, the Shareholder agrees that the breach or anticipated breach of the obligations under this Section 4.8 will result in immediate and irreparable harm and injury to the Buyer and its Affiliates, for which it will not have an adequate remedy at law, and that the Buyer and its Affiliates and their successors and assigns shall be entitled to relief in equity to enjoin such breach or anticipated breach and to seek any and all other legal and equitable remedies to which they may be entitled.

4.9 Use of Corporate Name.
The Shareholder agrees not to take any action that could reasonably be expected to adversely affect the Companies’ or their successors’ right to the names “BCH Ltd.” or “BCH Energy do Brasil Servicos de Petroleo Ltda.” or cause confusion with respect to the Companies’ or the Buyer’s use of such names. All goodwill with respect to the use of the names “BCH Ltd.” or “BCH Energy do Brasil Servicos de Petroleo Ltda.” will enure to the benefit of the Companies and the Buyer, and the Shareholder will not have any rights to sue or recover against any Person with respect to the use of such names.
4.10 Continuation of Business by the Buyer.
Nothing in this Agreement, in any Exhibit or Schedule hereto or in any agreement, instrument or other document executed or delivered in connection with this Agreement shall (a) require the Buyer to continue the business or operations of any of the Companies or the Buyer or to manage and operate the business conducted by any of the Companies or the Buyer with any duty or standard of care to the Shareholder, or (b) be deemed to constitute any fiduciary or special relationship between the Parties and each Party may take actions hereunder that are for its own self interest without any duty or, subject to the expressed terms of this Agreement, liability to the other Party. The Shareholder acknowledges and agrees that the Buyer in its sole discretion may continue, manage, modify or discontinue the operations of any of the Companies or the Buyer, liquidate or otherwise change or cease the operations of any of the Companies or the Buyer including, without limitation, amending the terms of employment applicable to any employees of any of the Companies so that such terms are consistent with terms of employment and practices applicable to employees of the Buyer and its Affiliates. The Shareholder further acknowledges and agrees that the Buyer may discontinue the use of the technology owned by, licensed to or otherwise utilized by any of the Companies or the Buyer at any time without any obligation or liability to the Shareholder.
4.11 Repayment of Obligations and Liabilities.
On or before the Closing Date:
     (a) the Shareholder shall repay or cause to be repaid all indebtedness and other obligations owing by the Shareholder or any of its Affiliates to the Companies or any of them including, without limitation, all rent and other payments payable under the Brazil Sublease up to and including the Closing Date but, for greater certainty, excluding the indebtedness in the sum of $2,086,266.64 which was payable by the Shareholder to BCH with respect to the concurrent cash capital contributions to be made by the Shareholder and the Buyer on or about September 30, 2008 in accordance with the OPGA and which will be deemed to have been forgiven by BCH as of the Closing Date;
     (b) the Shareholder shall pay, or cause to be paid, all of the Assumed Indebtedness Excess Amount (if any) and, in addition, the Shareholder shall deliver to the Buyer on the Closing Date evidence, in a form satisfactory to the Buyer acting reasonably, that all Liens (other than the Permitted Liens) registered or otherwise affecting the Assets or any of the Companies have been fully released and discharged; and

     (c) the Shareholder shall be responsible and liable for the payment of all fees and expenses of any investment bankers, attorneys, accountants or other professionals retained by the Shareholder or the Companies or any of their Affiliates in connection with this Agreement and the transactions contemplated hereby.
4.12 Public Announcements and Disclosure.
     (a) Neither Party shall make any public statement or issue any press release concerning this Agreement or the transactions contemplated by this Agreement except as agreed by the Parties acting reasonably or as may be necessary, in the opinion of legal counsel to the Party making that disclosure, to comply with the requirements of Applicable Laws. If any public statement or release is so required, then the Party making the disclosure shall consult with the other Party before making that statement or release, and the Parties shall use all reasonable efforts, acting in good faith, to agree on a text for the statement or release that is satisfactory to the Parties. The Parties agree that, subject to this Section 4.12, either Party may make a public statement or issue a press release concerning this Agreement upon or following the execution of this Agreement.
     (b) Each Party agrees to hold in confidence all, and not to disclose to other Persons for any reason whatsoever any, non-public information received by it or its representatives from any other Party in connection with the transactions contemplated by this Agreement except: (i) as required by Applicable Laws; (ii) for disclosure to officers, directors, employees and representatives of such Party as necessary in connection with the transactions contemplated hereby; and (iii) for information that becomes publicly available other than through such Party. If the transactions contemplated by this Agreement are not consummated, each Party (i) will return to the other Party all non-public documents and other material obtained from such other Party, and all copies, summaries and extracts thereof, or certify to such other Party that such information has been destroyed and (ii) agrees not to use for its own benefit or for the benefit of any other Person any non-public information received by it or its representatives or Affiliates from the other Party in connection with the transactions contemplated by this Agreement.
4.13 Non-Solicitation.
The Shareholder covenants and agrees with the Buyer that, during the time period commencing on the date of this Agreement and concluding on the last day of the third year following the Closing Date, neither the Shareholder nor any of its Affiliates shall, directly or indirectly:
     (a) solicit or recruit or attempt to solicit or recruit any present or former employee or consultant of the Companies or encourage any such employees or consultants to terminate his, her or its employment or consulting arrangement with the Companies;
     (b) solicit or attempt to solicit any present or former customer, client or supplier of the business of the Companies to remove his, her or its business from, or reduce his, her or its business with, the Companies or otherwise solicit or gain the business of any such customer or supplier for the benefit of the Shareholder or any of it Affiliates; or
     (c) take any action that impairs or could reasonably be expected to impair the relations between the Companies and the customers, clients or suppliers of the business of the Companies or exploit for its own benefit or the benefit of other Persons, its knowledge, influence or relationships with any such customers or suppliers.
4.14 Compliance with Privacy Laws.
     (a) Prior to the Closing Date, neither of the Parties shall use the Disclosed Personal Information for any purposes other than those related to the performance of this Agreement and the completion of the transactions contemplated by this Agreement.
     (b) Each of the Parties acknowledges and confirms that the disclosure of Personal Information is necessary for the purposes of determining if the Parties shall proceed with the transactions contemplated by this Agreement and that the disclosure of Personal Information relates solely to the carrying on of the businesses of the Companies or the completion of the transactions contemplated by this Agreement.
     (c) The Buyer shall at all times keep strictly confidential all Disclosed Personal Information provided to it by the Shareholder or the Companies.
     (d) If the Closing does not occur, then the Buyer shall cease its use of the Disclosed Personal Information provided to it in connection with this Agreement and, at the Shareholder’s request, will return to the Shareholder or destroy in a secure manner, the Disclosed Personal Information.
4.15 Tax Returns.
All Tax Returns applicable to the fiscal year of the Companies ended June 30, 2007 and for the fiscal period ending on or immediately before the Closing Date shall be prepared by the Shareholder in accordance with previous fiscal years and provided to the Buyer for its review no later than 30 days prior to the filing deadline and the Buyer shall complete such review without unreasonable delay. As soon as such Tax Returns are in form and substance satisfactory to the Parties, the Shareholder shall file such Tax Returns with the appropriate federal, provincial and foreign authorities no later than the applicable due date.
4.16 Environmental Matters.
The Shareholder acknowledges and agrees that certain environmental site assessments (the “Initial Site Assessments”) may be conducted on behalf of the Buyer for the Companies’ facilities described in Section 2.4(b) of the Disclosure Schedule (the “Facilities”), and that within 90 days after the Closing, the Buyer or one of its Affiliates may have additional environmental site assessments conducted at the Facilities (the “Additional Site Assessments” and together with the Initial Site Assessments, the “Site Assessments”). The Buyer agrees to promptly provide the Shareholder with a copy of any Site Assessments. In the event that any corrective action, further testing, assessment, remediation, removal or cleanup is reasonably recommended in the Site Assessments (the “Corrective Actions”), the Buyer will provide the Shareholder with a copy of the Corrective Actions and the Buyer will implement and complete the Corrective Actions in a commercially reasonable manner. The Shareholder agrees to pay and be responsible for all reasonable costs, expenses and liabilities associated with the Corrective Actions and to reimburse the Buyer for any of such costs, expenses and liabilities that are paid or incurred by the Buyer.
4.17 Standard Bank.
The Buyer shall negotiate in good faith with Standard Bank with respect to the matters set out in Section 5.14 hereof and, from time to time, the Buyer shall provide to the Shareholder updates as to the status of such negotiations.
4.18 Repetro Regime Guarantee.
During the time period commencing on the Closing Date and concluding on the date of release and/or replacement of the Repetro Regime Guarantee:
     (a) the Shareholder shall allow the Buyer to receive the ongoing benefit of the Repetro Regime Guarantee;
     (b) as soon as is reasonably possible following the Closing, the Buyer shall replace the Repetro Regime Guarantee with a similar guarantee to be provided by an Affiliate of the Buyer or with any other type of guarantee acceptable by the Brazilian tax authorities;
     (c) the Buyer shall use its commercially reasonable efforts to obtain a release of the Repetro Regime Guarantee; and
     (d) the Buyer shall indemnify the Shareholder on behalf of BrazAlta Brazil in accordance with Section 7.2 hereof with respect to its obligations and liabilities which arise under the Repetro Regime Guarantee during such time period.
As soon as is reasonably possible following the date of release and/or replacement of the Repetro Regime Guarantee, the Buyer shall provide to the Shareholder evidence of such release and/or replacement.
4.19 Brazil Capital Leases.
From and after the Closing Date, the Shareholder shall pay all lease payments and other payments payable under the Brazil Capital Leases in accordance therewith and, upon making the final payment payable under the Brazil Capital Leases, the Shareholder shall sell and transfer, or cause to be sold and transferred to BCH Brazil, legal and beneficial title to the motor vehicles described in the Brazil Capital Leases, free and clear of all Liens, in consideration of the payment by the Buyer to the Shareholder of a purchase price equal to the depreciated book value of such motor vehicles as at the date of such sale and transfer.
4.20 Transferred Employees.
As of the Closing Date, BCH or BCH Brazil, as applicable, shall cease to employ the Transferred Employees. From and after the Closing Date, the Shareholder or its Affiliate, as applicable, shall employ the Transferred Employees and, to the extent that the Transferred Employees or any of them make a claim or otherwise seek payment of any severance pay or termination pay from the

Companies or any of them by reason of such cessation of employment, the Shareholder shall indemnify the Companies and the Buyer and their Affiliates in accordance with Section 7.2 hereof with respect to any such severance pay or termination pay.
4.21 Brazil Sublease.
As soon as is reasonably possible following the Closing Date, the Shareholder shall deliver, or cause to be delivered to the Buyer confirmation, in form and substance satisfactory to the Buyer, that the Shareholder or its Affiliate, as applicable, has surrendered possession of the subleased premises described in the Brazil Sublease.
ARTICLE 5
BUYER’S CONDITIONS
The obligation of the Buyer to purchase the Shares as contemplated hereby is subject to the satisfaction on or before the Closing Date of the conditions set forth below, any of which may be waived by the Buyer in writing; provided, however, the Buyer’s election to proceed with the Closing shall not be deemed a waiver of any breach of any representation, warranty or covenant herein and such action shall not prejudice the Buyer’s right to recover Damages for any such breach.
5.1 Representations, Warranties and Covenants.
The representations and warranties of the Shareholder contained in this Agreement shall be true, correct and complete in all respects on and as of the Closing Date with the same force and effect as though such representations and warranties had been made or given on and as of such date; each and all of the agreements and covenants of the Shareholder to be performed or complied with by it on or before the Closing Date pursuant to this Agreement shall have been performed or complied with in all respects; and the Shareholder shall have delivered to the Buyer a certificate, dated the Closing Date, regarding the matters set forth in this Section 5.1.
5.2	Due Diligence.
The Buyer shall have completed its due diligence with respect to the Companies and the Assets and the Buyer shall be satisfied with the results of such due diligence including, without limitation, the ownership, condition and state of repair of the Drilling Rigs.
5.3 Good Standing.
The Shareholder shall have delivered to the Buyer certificates issued by appropriate Governmental Entities evidencing the status of the Companies, as of a date not more than five days prior to the Closing Date, in each jurisdiction specified in Section 2.1(a) of the Disclosure Schedule.
5.4 Certificates, Notes and Instruments of Transfer.
The Shareholder shall have delivered to the Buyer all share certificates representing the Shares and the Shareholder shall have executed, acknowledged and delivered to the Buyer such instruments of transfer of the Shares as shall be reasonably requested by the Buyer to vest in the Buyer legal and beneficial title in and to the Shares free and clear of all Liens (other than the SB Pledge, those Liens created or suffered by the Buyer and other than restrictions on sales or transfers of securities under applicable securities laws).
5.5 No Litigation.
No preliminary or permanent injunction or other order of any court or other Governmental Entity shall be in effect or threatened nor shall there be in effect any statute, rule, regulation or executive order promulgated or enacted by any Governmental Entity that, in any such case, prevents the consummation of the transactions contemplated by this Agreement. No suit, action, claim, proceeding or investigation before any Governmental Entity shall have been commenced or threatened by any Person (other than the Buyer or its Affiliates) seeking to prevent the sale of the Shares or asserting that the sale of all or a portion of the Shares would be unlawful.
5.6 No Material Adverse Event.
The business and properties of the Companies shall not be affected or threatened to be affected by any loss or damage, whether or not covered by insurance, except to the extent that the same would not have a Material Adverse Effect on the Companies.
5.7 Other Legal Matters.
All Exhibits, Schedules, certificates, documents and legal matters in connection with this Agreement and the transactions contemplated hereby shall be in substantially the forms required by this Agreement.
5.8 Licenses, Consents and Approvals.
All licenses, consents and approvals of Governmental Entities required for the Shareholder to consummate the transactions contemplated by this Agreement (including, without limitation, any consents or approvals described in Section 4.3 hereof) shall have been obtained. The Shareholder shall have delivered to the Buyer a copy of each of the licenses, consents, approvals and other authorizations from Governmental Entities necessary or appropriate for the Shareholder to consummate the transactions contemplated by this Agreement.
5.9 Consents of Third Persons.
All consents from third Persons necessary for the consummation of the transactions contemplated by this Agreement shall have been obtained on terms satisfactory to the Buyer and delivered to the Buyer including, without limitation, the consents of (a) Standard Bank, and (b) TSX Venture Exchange Inc.
5.10 Resignations.
The Buyer shall have received written resignations from all of the directors and officers of the Companies who are nominees of the Shareholder or who have identified by the Buyer as nominees of the Shareholder.

5.11 Repayment of Obligations and Liabilities.
The Shareholder shall have provided to the Buyer evidence, in form and substance satisfactory to the Buyer, that the Shareholder has performed, or will perform, its obligations under Section 4.11 hereof.
5.12 Assumed Indebtedness Excess Amount.
The Shareholder shall have provided to the Buyer evidence, in form and substance satisfactory to the Buyer, of the assumption of the Assumed Indebtedness Excess Amount (if any) by the Shareholder effective as of the Effective Time.
5.13 Key Employees.
Each of the Key Employees shall have executed, or the Buyer shall be satisfied that the Key Employees will execute, or continue to be bound by, employment agreements with the Companies or the Buyer or a nominee designated by the Buyer and such employment agreements shall be in form and substance satisfactory to the Buyer and the Key Employees.
5.14 Standard Bank.
The Buyer shall have received from Standard Bank (a) an amended and restated SB Credit Agreement or a new credit agreement replacing the SB Credit Agreement executed by Standard Bank, (b) a release and discharge executed by Standard Bank whereby Standard Bank releases and discharges the SB Pledge, and (c) a release and discharge executed by Standard Bank whereby Standard Bank releases and discharges the Shareholder Guarantee and, in each case, the Buyer shall be satisfied with the form and content of such documents.
5.15 Legal Opinion.
The Buyer shall have received from the Shareholder an opinion executed by Davis LLP, legal counsel to the Shareholder, opining that, among other things (a) this Agreement and the transactions contemplated by this Agreement has been duly and validly authorized, executed and delivered by the Shareholder, and (b) this Agreement and the documents executed by the Shareholder in accordance with this Agreement constitute legal, valid and binding obligations of the Shareholder enforceable against the Shareholder in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws from time to time in effect that affect creditors’ rights generally and by legal and equitable limitations on the availability of specific remedies.
5.16 Termination or Cancellation of Options, Warrants and Convertible Securities.
The Shareholder shall have delivered, or caused each applicable holder of options to deliver, to the Buyer evidence, in form and substance satisfactory to the Buyer, that, other than the SB Warrant, the AC Debenture and the OPGA, all outstanding options, warrants, convertible securities, calls, rights, commitments, pre-emptive rights, agreements, arrangements or understandings of any character (including, without limitation, the ESOP Options) obligating the Companies or any of them to issue, deliver or sell, or cause to be issued, delivered or sold, shares or securities in the capital of the Companies or any of them or any securities or obligations convertible into or exchangeable for such shares or securities have been cancelled without liability or obligation of the Companies, the Buyer or its Affiliates or any compensation payable by or on behalf of the Companies, the Buyer or its Affiliates.
5.17 OPGA Termination Agreement.
The Buyer shall have received from the Shareholder the OPGA Termination Agreement executed by the Shareholder and BCH.
5.18 Mutual Releases.
The Buyer shall have received from the Shareholder the Mutual Release executed by the Shareholder and the Mutual Release executed by the Departing Nominees.
ARTICLE 6
SHAREHOLDER’S CONDITIONS
The obligation of the Shareholder to transfer the Shares as contemplated hereby is subject to the satisfaction on or before the Closing Date of the conditions set forth below, any of which may be waived by the Shareholder in writing; provided, however, the Shareholder’s election to proceed with the Closing shall not be deemed a waiver of any breach of any representation, warranty or covenant herein and such action shall not prejudice the Shareholder’s rights to recover Damages for any breach.
6.1 Representations, Warranties and Covenants.
The representations and warranties of the Buyer contained in this Agreement shall be true, correct and complete in all respects on and as of the Closing Date with the same force and effect as though such representations and warranties had been made or given on and as of such date; each and all of the agreements and covenants of the Buyer to be performed or complied with by it on or before the Closing Date pursuant to this Agreement shall have been performed or complied with in all respects; and the Buyer shall have delivered to the Shareholder a certificate signed by one of its duly authorized officers, dated the Closing Date, regarding the matters set forth in this Section 6.1.
6.2 Purchase Price
The Buyer shall have paid the Purchase Price in the manner described in Section 1.4 hereof.
6.3 Licenses, Consents and Approvals.
All licenses, consents and approvals of Governmental Entities required for the Buyer to consummate the transactions contemplated by this Agreement (including, without limitation, any consents or approvals described in Section 4.3 hereof) shall have been obtained. The Buyer shall have delivered to the Shareholder a copy of each of the licenses, consents, approvals and other authorizations from Governmental Entities necessary or appropriate for the Buyer to consummate the transactions contemplated by this Agreement.

6.4 No Litigation.
No preliminary or permanent injunction or other order of any Governmental Entity shall be in effect or threatened nor shall there be any statute, rule, regulation or executive order promulgated or enacted by any Governmental Entity that, in any such case, prevents the consummation of the transactions contemplated by this Agreement. No suit, action, claim, proceeding or investigation before any court or other Governmental Entity shall have been commenced or threatened by any Person (other than the Shareholder or any of its Affiliates) seeking to prevent the sale of the Shares or asserting that the sale of all or a portion of the Shares would be unlawful.
6.5 Other Legal Matters.
All Exhibits, Schedules, certificates, documents and legal matters in connection with this Agreement and the transactions contemplated hereby shall be in substantially the forms required by this Agreement.
6.6 Standard Bank.
The Shareholder shall have received from Standard Bank the release and discharge described in Section 5.14(c) hereof.
6.7 Legal Opinion.
The Shareholder shall have received from the Buyer an opinion executed by Theodore F. Pound III, as U.S. legal counsel to the Buyer, opining that, among other things (a) this Agreement and the transactions contemplated by this Agreement has been duly and validly authorized, executed and delivered by the Buyer, and (b) this Agreement and the documents executed by the Buyer in accordance with this Agreement constitute legal, valid and binding obligations of the Buyer enforceable against the Buyer in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws from time to time in effect that affect creditors’ rights generally and by legal and equitable limitations on the availability of specific remedies.
6.8 OPGA Termination Agreement.
The Shareholder shall have received from the Buyer the OPGA Termination Agreement executed by the Buyer.
6.9 Mutual Releases.
The Shareholder shall have received from the Buyer the Mutual Releases executed by the Buyer and the Companies.

ARTICLE 7
INDEMNIFICATION
7.1 Indemnification by the Shareholder.
Except as otherwise limited by this Article 7 and Article 8 hereof, the Shareholder agrees to indemnify, defend and hold the Buyer, each of its Affiliates and each of their respective officers, directors, partners, employees, agents, shareholders and controlling Persons and their respective successors and assigns, harmless from and against and in respect of Damages actually suffered, incurred or realized by such party (collectively, “Buyer Losses”), arising out of or resulting from or relating to:
     (a) any misrepresentation or breach of representation or warranty made by the Shareholder in this Agreement or any misrepresentation or omission from any other agreement, certificate, exhibit or writing delivered to the Buyer pursuant to this Agreement, including the Disclosure Schedule;
     (b) any breach of a covenant or agreement in this Agreement by the Shareholder;
     (c) the Assumed Indebtedness Excess Amount (if any); and
     (d) any fees, commissions or expenses asserted by any Person on the basis of any act, statement, agreement or commitment alleged to have been made by the Shareholder, any of the Companies or any of their Affiliates with respect to any fee, commission or expense described in Section 2.14 hereof.
7.2 Indemnification by the Buyer.
Except as otherwise limited by this Article 7 and Article 8 hereof, the Buyer agrees to indemnify, defend and hold the Shareholder and its successors and assigns harmless from and against and in respect of Damages actually suffered, incurred or realized by such party (collectively, “Shareholder Losses”), arising out of or resulting from or relating to:
     (a) any misrepresentation, breach of warranty or breach of any covenant or agreement made or undertaken by the Buyer in this Agreement or any misrepresentation in or omission from any other agreement, certificate, exhibit or writing delivered to the Shareholder pursuant to this Agreement;
     (b) any breach of a covenant or agreement in this Agreement by the Buyer; and
     (c) any fees, commissions or expenses asserted by any Person on the basis of any act, statement, agreement or commitment alleged to have been made by the Buyer or its Affiliates with respect to any such fee, commission or expense described in Section 3.2 hereof.

7.3 Procedure.
All claims for indemnification under this Article 7 shall be asserted and resolved as follows:
     (a) An Indemnitee shall promptly give the Indemnitor notice of any matter that an Indemnitee has determined has given or could give rise to a right of indemnification under this Agreement, stating the amount of the Loss, if known, and method of computation thereof, all with reasonable particularity, and stating with particularity the nature of such matter. Failure to provide such notice shall not affect the right of the Indemnitee to indemnification except to the extent such failure shall have resulted in liability to the Indemnitor that could have been actually avoided had such notice been provided within such required time period.
     (b) The obligations and liabilities of an Indemnitor under this Article 7 with respect to Losses arising from claims of any third party that are subject to the indemnification provided for in this Article 7 (“Third Party Claims”) shall be governed by and contingent upon the following additional terms and conditions. If an Indemnitee shall receive notice of any Third Party Claim, then the Indemnitee shall give the Indemnitor prompt notice of such Third Party Claim and the Indemnitor may, at its option, assume and control the defense of such Third Party Claim at the Indemnitor’s expense and through counsel of the Indemnitor’s choice reasonably acceptable to the Indemnitee. In the event the Indemnitor assumes the defense against any such Third Party Claim as provided above, the Indemnitee shall have the right to participate at its own expense in the defense of such asserted liability, shall cooperate with the Indemnitor in such defense and will attempt to make available on a reasonable basis to the Indemnitor all witnesses, pertinent records, materials and information in its possession or under its control relating thereto as is reasonably required by the Indemnitor. In the event the Indemnitor does not elect to conduct the defense against any such Third Party Claim, the Indemnitor shall pay all reasonable costs and expenses of such defense as incurred and shall cooperate with the Indemnitee (and be entitled to participate) in such defense and attempt to make available to it on a reasonable basis all such witnesses, records, materials and information in its possession or under its control relating thereto as is reasonably required by the Indemnitee. Except for the settlement of a Third Party Claim that involves the payment of money only and for which the Indemnitee is totally indemnified by the Indemnitor, no Third Party Claim may be settled without the written consent of the Indemnitee, such consent not to be unreasonably withheld or delayed.
7.4 Indemnification Basket; Effect of Materiality Qualifiers.
Notwithstanding any other provisions set out in this Article 7:
     (a) Except for any Buyer Losses arising out of or resulting from or relating to a misrepresentation or breach of a representation of warranty set out in Sections 2.1, 2.2, 2.4, 2.13, 2.15 and 2.16 hereof, there shall be no indemnification by the Shareholders for Buyer Losses described in Section 7.1(a) hereof until such Buyer Losses exceed $100,000 in the aggregate (the “Shareholder Basket Amount”) and, once all such Buyer Losses exceed the Shareholder Basket Amount, the Shareholder shall be obligated to indemnify the Buyer for all of such Buyer Losses including, for greater certainty, Buyer Losses up to and in excess of the Shareholder Basket Amount. Any Buyer Losses arising out of or resulting from or relating to a misrepresentation or breach of a representation or warranty set out in Sections 2.1, 2.2, 2.4, 2.13, 2.15 and 2.16 hereof, and any Buyer

Losses described in Sections 7.1(b), (c) and (d) hereof shall not be subject to the Shareholder Basket Amount. The maximum liability of the Shareholder for Buyer Losses shall in no event exceed $5,000,000.
     (b) There shall be no indemnification by the Buyer for Shareholder Losses described in Section 7.2(a) hereof until such Shareholder Losses exceed $100,000 in aggregate (the “Buyer Basket Amount”) and, once all such Shareholder Losses exceed the Buyer Basket Amount, the Buyer shall be obligated to indemnify the Shareholder for all of such Shareholder Losses including, for greater certainty, Shareholder Losses up to and in excess of the Buyer Basket Amount The maximum liability of the Buyer for Shareholder Losses shall in no event exceed $5,000,000.
     (c) For purposes of determining the right of a Party to make a claim for indemnification for a breach of representation or warranty under Sections 7.1 and 7.2 hereof, all representations and warranties that have been made subject to a materiality or dollar qualification (including any Material Adverse Effect) shall be deemed to have been made without that qualification, it being understood and agreed that the thresholds provided for under Sections 7.4(a) and (b) hereof are intended to be the only materiality qualification for such matters for purposes of indemnification.
7.5 Waiver of Contribution.
The Shareholder hereby expressly acknowledges and agrees that the indemnity obligations under Section 7.1 hereof shall apply notwithstanding the matter subject to indemnification involves an act or omission by any of the Companies and that the Shareholder shall not seek or receive indemnification or contribution from any of the Companies with respect to such claim for indemnification.
7.6 Payment.
Payment of any amounts due pursuant to this Article 7 shall be made within 10 Business Days after notice is sent by the Indemnitee.
7.7 Failure to Pay Indemnification.
If and to the extent the Indemnitee shall make written demand upon the Indemnitor for indemnification pursuant to this Article 7 and the Indemnitor shall refuse or fail to pay in full within 10 Business Days of such written demand the amounts demanded and due pursuant hereto and in accordance herewith, then the Indemnitee may utilize any legal or equitable remedy to collect from the Indemnitor the amount of its Losses. Nothing contained herein is intended to limit or constrain the Indemnitee’s rights against the Indemnitor for indemnity, the remedies herein being cumulative and in addition to all other rights and remedies of the Indemnitee.

ARTICLE 8
NATURE OF STATEMENTS AND SURVIVAL OF COVENANTS,
REPRESENTATIONS, WARRANTIES AND AGREEMENTS
The representations and warranties of the Parties shall survive the Closing Date and shall remain in full force and effect for a period of two years following the Closing Date except that:
     (a) the representations and warranties set forth in Sections 2.1, 2.2, 2.4, 2.14, 3.1 and 3.4 hereof shall survive the Closing Date without limitation;
     (b) the representations and warranties set forth in Section 2.10 and 2.12 hereof shall survive until the 90th day following the expiration of the time period during which the applicable plaintiff or claimant may commence legal proceedings or otherwise pursue a claim with respect to the matters set forth in Section 2.10 or 2.12 hereof, as the case may be; and
     (c) the representations and warranties set forth in Section 2.13 hereof shall survive until (i) with respect to Taxes assessed or payable in Canada, the 90th day following the expiration of the time period during which the Minister of National Revenue may assess Taxes for the taxation year in question, as such time period may be extended by the Minister of National Revenue from time to time, and (ii) with respect to Taxes assessed or payable in a jurisdiction other than Canada, the 90th day following the expiration of the time period during which the applicable official of the applicable Governmental Entity may assess Taxes for the taxation year in question, as such time period may be extended by such official from time to time;
(the period during which the representations and warranties shall survive being referred to herein with respect to such representations and warranties as the “Survival Period”), and shall be effective with respect to any inaccuracy therein or breach thereof (and a claim for indemnification under Article 7 hereof may be made thereon) if a written notice asserting the claim shall have been duly given in accordance with Article 7 hereof within the Survival Period with respect to such matter. Any claim for indemnification made during the Survival Period shall be valid and the representations and warranties relating thereto shall remain in effect for purposes of such indemnification notwithstanding such claim may not be resolved within the Survival Period. The agreements and covenants of the Parties shall survive the Closing Date. To the extent that the Survival Period exceeds a limitation period provided by the Limitations Act (Alberta), this Agreement shall be deemed to constitute an agreement within the meaning of Section 7 of the Limitations Acts (Alberta) expressly providing for the extension of a limitation period provided by the Limitations Act (Alberta). All representations, warranties, covenants and agreements made by the Parties shall not be affected by any investigation heretofore or hereafter made by and on behalf of any of them and shall not be deemed merged into any instruments or agreements delivered in connection with this Agreement or otherwise in connection with the transactions contemplated hereby.

ARTICLE 9
TERMINATION
9.1 Termination.
The obligation of the Parties to close the transactions contemplated by this Agreement may be terminated by:
     (a) mutual agreement of the Parties;
     (b) the Buyer, if a Material default shall be made by the Shareholder in the observance or in the due and timely performance by any of the Shareholder of any agreements and covenants of the Shareholder herein contained, or if there shall have been a Material breach by the Shareholder of any of the warranties and representations of the Shareholder herein contained, and such default or breach has not been cured or has not been waived;
     (c) the Shareholder, if a Material default shall be made by the Buyer in the observance or in the due and timely performance by the Buyer of any agreements and covenants of the Buyer herein contained, or if there shall have been a Material breach by the Buyer of any of the warranties and representations of the Buyer herein contained, and such default or breach has not been cured or has not been waived; or
     (d) the Buyer or the Shareholder (provided the terminating party has not Materially breached any of its agreements, covenants or representations and warranties) if the Closing shall not have occurred on or before (i) December 31, 2008, in circumstance where the condition set out in Section 5.14 hereof was satisfied on or before December 31, 2008, or (ii) January 15, 2009 in circumstances where the condition set out in Section 5.14 hereof was not satisfied on or before December 31, 2008.
9.2 Liability Upon Termination.
If the obligation to close the transactions contemplated by this Agreement is terminated pursuant to any provision of Section 9.1 hereof, then this Agreement shall forthwith become void and there shall not be any liability or obligation with respect to the terminated provisions of this Agreement on the part of the Shareholder or the Buyer except and to the extent such termination results from the willful breach by a Party of any of its representations, warranties or agreements hereunder. The termination of this Agreement shall not relieve any Party of its obligations under this Section 9.2.
9.3 Notice of Termination.
The Parties may exercise their respective rights of termination under this Article 9 only by delivering written notice to that effect to the other Party or Parties, and such notice is received on or before the Closing Date.

ARTICLE 10
DEFINITIONS OF CERTAIN TERMS
10.1 Definitions.
In addition to terms defined elsewhere in this Agreement, the following terms shall have the meanings assigned to them herein, unless the context otherwise indicates, both for purposes of this Agreement and all Exhibits hereto and the Disclosure Schedule:
     (a) “AC Debenture” shall mean the $40,000,000 convertible subordinated secured debenture dated as of January 31, 2008, executed by BCH in favour of the Buyer.
     (b) “Acquisition Proposal” shall mean any form of agreement, arrangement or understanding or any inquiry or communication or the making of any proposal or offer to any of the Companies, any of its shareholders or any of its representatives from any Person which constitutes, or may reasonably be expected to lead to (in either case whether in one transaction or a series of transactions) (i) an acquisition from any of the Companies or its shareholders of any of its shares or securities, (ii) any acquisition of a significant portion of the assets of any of the Companies, (iii) an amalgamation, plan of arrangement, arrangement, merger or consolidation involving any of the Companies, (iv) any take-over bid, issuer bid, exchange offer or similar transaction, (v) any recapitalization, liquidation, dissolution, reorganization or similar transaction involving any of the Companies, or (vi) any other transaction, the consummation of which would or could reasonably be expected to impede, interfere with, prevent or delay the transactions contemplated by this Agreement or which would or could reasonably be expected to materially reduce the benefits of the transactions contemplated by this Agreement to the Buyer.
     (c) “Affiliate” shall mean, with respect to any specified Person, any officer, director, partner, shareholder or any other Person that directly or indirectly controls, is controlled by or is under common control with such specified Person.
     (d) “Agreement” shall mean this Share Purchase Agreement made between the Parties, as amended from time to time by the Parties.
     (e) “Applicable Laws” shall mean, in relation to any Person, transaction or event, all applicable provisions of laws, statutes, rules, regulations, official directives and orders of and the terms of all judgments, orders and decrees issued by any Governmental Entity by which such Person is bound or having application to the transaction or event in question.
     (f) “Assets” shall mean all of the assets and properties of the Companies disclosed in the Financial Statements other than Inventory sold for value in the usual and ordinary course of business.
     (g) “Assumed Indebtedness” shall mean the following indebtedness of the Companies: (i) trade accounts payable as at the Closing Date, (ii) fiscal liabilities payable in respect of the time period ending on the Closing Date, (iii) GST payables payable in respect of the time period ending on the Closing Date, (iv) future income taxes accrued with respect to the time period ending on the Closing Date, (v) accrued wages, holiday pay or vacation pay payable in respect of the time period ending on the Closing Date, (vi) indebtedness owing to Standard Bank under the SB Credit Agreement as at the Closing Date, (vii) indebtedness (if any) owing with respect to foreign exchange financial derivatives outstanding as at the Closing Date, (viii) indebtedness owing by BCH to the Buyer pursuant to the AC Debenture, (ix) indebtedness owing by BCH Brazil to HSBC Banco de Brasil pursuant to the Capital Leases, and (x) indebtedness owing by BCH Brazil to HSBC Banco de Brasil and guaranteed by BCH pursuant to the BCH Guarantee.
     (h) “Assumed Indebtedness Excess Amount” shall mean the amount, if any, by which the aggregate outstanding balance of the Assumed Indebtedness as at the Closing Date exceeds the Assumed Indebtedness Maximum Amount.
     (i) “Assumed Indebtedness Maximum Amount” shall mean the sum of $71,900,000, being the maximum aggregate outstanding balance of the Assumed Indebtedness as at the Closing Date, the calculation of such sum being set out in Exhibit D hereto.
     (j) “BCH Brazil” shall mean BCH Energy do Brasil Servicos de Petroleo Ltda.
     (k) “BCH Guarantee” shall mean the guarantee dated January 23, 2008 executed by BCH in favour of HSBC Banco de Brasil with respect to the indebtedness owing by BCH Brazil to HSBC Banco de Brasil.
     (l) “BrazAlta Brazil” shall mean BrazAlta Brasil Norte Comercializacao de Petroleo Ltda.
     (m) “Brazil Capital Leases” shall mean those of the Capital Leases which name BrazAlta Brazil as lessee and which pertain to certain motor vehicles used by BCH Brazil.
     (n) “Brazil Sublease” shall mean the verbal sublease pursuant to which BrazAlta Brazil sublets a portion of the office space in Rio de Janeiro, Brazil under the applicable lease agreement described in section 2.4(d) of the Disclosure Schedule.
     (o) “Business Day” shall mean any day other than a Saturday, Sunday or other day on which commercial banks in Edmonton, Alberta are authorized by law to close.
     (p) “Buyer” shall mean Allis-Chalmers Energy Inc.
     (q) “C$” shall mean Canadian dollars.
     (r) “Capital Leases” shall mean the motor vehicle leases applicable to the Companies or any of them and described in Exhibit A hereto.
     (s) “Closing” shall mean the transfer of the Shares by the Shareholder to the Buyer and the delivery of the Purchase Price by the Buyer to the Shareholder in the manner described in Section 1.4 hereof.
     (t) “Companies” shall mean BCH and BCH Brazil, and “Company” shall mean either of them.

     (u) “Company Benefit Plan” shall mean (i) any employee welfare benefit plan or employee pension benefit plan including, but not limited to, a plan that provides retirement income or results in deferrals of income by employees for periods extending to their terminations of employment or beyond, and a plan that provides medical, surgical, or hospital care benefits or benefits in the event of sickness, accident, disability, death or unemployment, and (ii) any other employee benefit agreement or arrangement including, without limitation, any deferred compensation plan, incentive plan, bonus plan or arrangement, stock option plan, stock purchase plan, stock award plan, golden parachute agreement, severance pay plan, dependent care plan, cafeteria plan, employee assistance program, scholarship program, employment contract, retention incentive agreement, non-competition agreement, consulting agreement, confidentiality agreement, vacation policy, or other similar plan or agreement or arrangement that has been sponsored, maintained or adopted by any of the Companies, or has been approved by any of the Companies before the date of this Agreement but is not yet effective, for the benefit of directors, officers, employees or former employees (or their beneficiaries ) of any of the Companies, or with respect to which any of the Companies may have any liability.
     (v) “Damages” shall mean any and all liabilities, losses, damages, demands, assessments, claims, costs and expenses (including interest, awards, judgments, penalties, settlements, fines, costs of remediation, costs and expenses incurred in connection with investigating and defending any claims or causes of action (including, without limitation, legal fees and expenses calculated on a solicitor and his own client basis and all fees and expenses of consultants and other professionals)). For the avoidance of doubt, “Damages” (i) shall not include diminution in value, special damages, loss of profit or consequential damages, and (ii) shall include compound interest at the prime rate of Royal Bank of Canada plus 2% per annum from the date of the relevant loss until the date payment for such losses is made or otherwise satisfied.
     (w) “Debt Obligations” shall mean any contract, agreement, indenture, note or other instrument relating to the borrowing of money, any capitalized lease obligation, any obligation properly classified as indebtedness or debt under GAAP, any guarantee or other contingent liability in respect of any indebtedness or obligation of any Person (other than the endorsement of negotiable instruments for deposit or collection in the ordinary course of business) and any and all fees, costs or expenses incurred in connection with the repayment, termination or acceleration any of the forgoing.
     (x) “Departing Nominees” shall mean David Mears, Lyle Dunkley, Louis MacEachern, Craig Nieboer, Luiz Azevedo and Brendan Nelson, being the nominees of the Shareholder who are or were directors or officers of the Companies or who have been identified by the Buyer as nominees of the Shareholder.
     (y) “Disclosed Personal Information” shall mean any Personal Information disclosed to the Buyer pursuant to this Agreement.
     (z) “Disclosure Schedule” shall mean the disclosure schedule of even date delivered to the Buyer by the Shareholder.
     (aa) “Documents and Other Papers” shall mean and include any document, agreement, instrument, certificate, writing, notice, consent, affidavit, letter, telegram, telex, statement, file,

computer disk, microfiche or other document in electronic format, schedule, exhibit or any other paper or record whatsoever.
     (bb) “Drilling Rigs” shall mean, collectively, the drilling rigs, the service rigs and the related equipment and assets described in Exhibit B hereto.
     (cc) “Environmental Laws” shall mean all national, federal, state, provincial, municipal or local laws, rules, regulations, statutes, ordinances or orders of any Governmental Entity relating to (i) the control of any potential pollutant or protection of the air, water or land, (ii) solid, gaseous or liquid waste generation, handling, treatment, storage, disposal or transportation and (iii) the regulation of or exposure to hazardous, toxic or other substances alleged to be harmful. The term “Environmental Laws” shall also include all federal, state, provincial, local and municipal laws, rules, regulations, statutes, ordinances and orders dealing with the same subject matter or promulgated by any governmental or quasi-governmental agency thereunder or to carry out the purposes of any federal, state, provincial, local and municipal law and shall also include any and all guidelines published or recommended from time to time by entities or organizations such as the Canadian Council of Ministers of Environment and Alberta Environmental Protection.
     (dd) “Environmental Permit” shall mean any permit, license, approval, registration, identification number or other authorization with respect to the Companies under any Environmental Law.
     (ee) “Equipment” shall mean all machinery, motor vehicles, transportation equipment, tools, equipment, furniture, furnishings and fixtures owned, leased or subject to a contract of purchase and sale, or lease commitment that is used in the business of the Companies including, without limitation, the Drilling Rigs.
     (ff) “ESOP” shall mean the employee share option plan of BCH dated January 1, 2008, pursuant to which up to 10% of the issued and outstanding common shares in the capital of BCH, on a non-diluted basis, may be reserved for acquisition by the directors, officers, employees, consultants and other personnel of BCH or a Subsidiary of BCH upon the exercise of options granted by BCH to such Persons and pursuant to which 800,000 common shares have been reserved as at the date hereof.
     (gg) “ESOP Options” shall mean the options to purchase 800,000 common shares in the capital of BCH outstanding under the ESOP as at the date hereof.
     (hh) “Exchange Act” shall mean the United States Securities Exchange Act of 1934, as amended.
     (ii) “GAAP” shall mean Canadian generally accepted accounting principles applied on a consistent basis.
     (jj) “Good Working Order” shall mean, with respect to any Equipment, that the Equipment is undamaged, useable, in good repair, and fit for its intended purpose, except for normal wear in the normal course of business.

     (kk) “Governmental Entity” shall mean any federal, national, state, provincial or local government or any subdivision thereof or any arbitrator, court, administrative or regulatory agency, commission, department, board or bureau or body or other government or authority or instrumentality or any officer or employee of any agency, instrumentality, subdivision or other body of any federal, regional, or municipal government, any commercial or similar entities that the government controls or owns, including any state-owned and state-operated companies or enterprises, any international organizations such as the United Nations or the World Bank, or any political party.
     (ll) “Hazardous Materials” shall mean (i) any substance or material that is listed, defined or otherwise designated as a hazardous substance under any Environmental Law, (ii) any petroleum or petroleum products, (iii) radioactive materials, urea formaldehyde, asbestos and PCBs, and (iv) any other chemical, substance or waste that is regulated by any Governmental Entity under any Environmental Law including, without limitation, guidelines published or recommended from time to time by entities or organizations such as the Canadian Council of Ministers of Environment and Alberta Environmental Protection.
     (mm) “Indemnitee” shall mean the Person or Persons indemnified, or entitled or claiming to be entitled to be indemnified, pursuant to the provisions of Section 7.1 or Section 7.2 hereof, as the case may be.
     (nn) “Indemnitor” shall mean the Person or Persons having the obligation to indemnify pursuant to the provisions of Section 7.1 or Section 7.2 hereof, as the case may be.
     (oo) “Intellectual Property” shall mean (i) inventions, whether or not patentable, reduced to practice or made the subject of one or more pending patent applications, (ii) national and multinational statutory invention registrations, patents and patent applications (including all reissues, divisions, continuations, continuations-in-part, extensions and re-examinations thereof) registered or applied for in Canada, the United States or Brazil and all other nations throughout the world, all improvements to the inventions disclosed in each such registration, patent or patent application, (iii) trademarks, service marks, trade dress, logos, domain names, trade names and corporate names (whether or not registered) in Canada, the United States or Brazil and all other nations throughout the world, including all variations, derivations, combinations, registrations and applications for registration of the foregoing and all goodwill associated therewith, (iv) copyrights (whether or not registered) and registrations and applications for registration thereof in Canada, the United States or Brazil and all other nations throughout the world, including all derivative works, moral rights, renewals, extensions, reversions or restorations associated with such copyrights, now or hereafter provided by law, regardless of the medium of fixation or means of expression, (v) all Software, (including source code, object code, firmware, operating systems and specifications), (vi) trade secrets and, whether or not confidential, business information (including pricing and cost information, business and marketing plans and customer and supplier lists) and know-how (including manufacturing and production processes and techniques and research and development information), (vii) industrial designs (whether or not registered), (viii) databases and data collections, (ix) copies and tangible embodiments of any of the foregoing, in whatever form or medium, (x) all rights to obtain and rights to apply for patents, and to register trademarks and copyrights, (xi) all rights in all of the foregoing provided by treaties, conventions and common law, and (xii) all rights to sue or recover and retain Damages and costs and reasonable legal fees and costs (calculated on a solicitor and client basis) for past, present and future infringement or misappropriation of any of the foregoing.
     (pp) “Inventory” shall mean all inventory, finished goods, tooling inventory, work in progress and raw materials relating to the business of the Companies, wherever situated.
     (qq) “ITA” shall mean the Income Tax Act (Canada), as amended or replaced from time to time.
     (rr) “Key Employees” shall mean Brendan Nelson, Luiz Azevedo and Renato Alves.
     (ss) “Knowledge” shall mean the actual knowledge of the Shareholder, David Mears, Craig Nieboer, the Key Employees and each of them provided that if the Shareholder, David Mears, Craig Nieboer, the Key Employees or any of them does not have actual knowledge, then “Knowledge” of such party shall include the constructive knowledge of such party based upon reasonable and diligent inquiries with respect to the matters at hand.
     (tt) “Leases” shall mean the real property lease agreements and the personal property lease agreements described in Section 2.4 of the Disclosure Schedule.
     (uu) “Lien” shall mean any lien, pledge, claim, charge, security interest or other encumbrance, option, defect or other rights of any third person of any nature whatsoever (including, without limitation, lessor ownership rights).
     (vv) “Losses” shall mean Shareholder Losses or Buyer Losses, as the case may be.
     (ww) “Material Adverse Effect” shall mean, with respect to any Person, any event, change or effect that is Materially adverse to the condition (financial or otherwise), assets, properties, or business of such Person and its Affiliates, taken as a whole, provided that a “Material Adverse Effect” shall not include any Material adverse effect resulting from changes in general economic conditions or conditions generally affecting the industries in which the Parties and the Companies operate including, without limitation, fluctuations in the prices of petroleum, natural gas and related hydrocarbons and fluctuations in the demand for such Person’s products and services that result from fluctuations in such prices.
     (xx) “Material” or “Materially” shall mean (i) when used in relation to a fact, circumstance, matter, obligation, change, event or non-compliance, that the existence, absence, occurrence or non-occurrence of such fact, circumstance, matter, obligation, change, event or non-compliance adversely affects the Assets or the rights, liabilities, financial condition, results of operation, cash flows, business operations or value of the business of the Companies taken as a whole by an amount in excess of $100,000, and (ii) when used in relation to a breach of this Agreement, that the breach will result in Losses in an amount in excess of $100,000.
     (yy) “Mutual Releases” shall mean, collectively, (i) the release to be executed by the Shareholder, the Buyer and the Companies, and (ii) the release to be executed by the Departing Nominees, the Buyer and the Companies whereby, in each case, subject to certain limitations, such parties release and discharge each other from certain indebtedness, liabilities and obligations, it being acknowledged that such releases shall be in the forms attached as Exhibit C hereto.
     (zz) “OPGA” shall mean the option to purchase and governance agreement dated as of January 31, 2008 executed by the Shareholder, BCH and the Buyer.
     (aaa) “OPGA Termination Agreement” shall mean the agreement pursuant to which the OPGA shall be terminated as of the Closing Date.
     (bbb) “Parties” shall mean, collectively, the Shareholder and the Buyer and “Party” shall mean either one of them.
     (ccc) “Permitted Liens” shall mean (i) statutory Liens for Taxes which are not yet due and payable; (ii) statutory Liens which can be (but have not yet been) filed by builders, mechanics, repairers or similar Persons in respect of services performed or goods provided in the ordinary course of business; (iii) minor title defects or irregularities consisting of minor survey exceptions, minor unregistered easements or rights-of-way, restrictions in the original grant from the Crown, restrictions implied by applicable law and other minor unregistered restrictions as to the use of property, which title defects, irregularities or restrictions do not, in the aggregate, Materially impair the operation of the business of the Companies or the continued use of the real property to which they relate after the Closing on substantially the same basis as such real property is currently being used and the business of the Companies as currently being operated; (iv) easements, covenants, rights-of-way and other restrictions which are registered, provided they do not, in the aggregate, Materially impair the operation of the business of the Companies or the continued use of the real property to which they relate after the Closing on substantially the same basis as the business of the Companies as currently being operated and such real property is currently being used; (v) registered agreements with municipalities provided that they have been complied with or adequate security has been furnished to secure compliance and provided that they do not, in the aggregate, Materially impair the operation of the business of the Companies or the continued use of the real property to which they relate after the Closing on substantially the same basis as the business of the Companies is being operated and such real property is currently being used, (vi) the Liens granted by the Companies in favour of Standard Bank in accordance with the SB Credit Agreement, and (vii) the Capital Leases (other than the Brazil Capital Leases).
     (ddd) “Person” shall mean a corporation, an association, a partnership, an organization, a business, an individual or a Governmental Entity.
     (eee) “Personal Information” shall mean information about an identifiable individual, but does not include an individual’s name, position name or title, business telephone number, business address, business e-mail address or business fax number.
     (fff) “Possession or Control” shall mean such possession or control as is customary in the oilfield services industry for items of drilling equipment that are on long or short term lease to Persons conducting oilfield drilling and servicing operations.
     (ggg) “Proprietary Information” shall mean collectively (i) Proprietary Rights and (ii) any and all other information and material proprietary to the Companies, owned, possessed or used by any of the Companies, whether or not such information is embodied in writing or other physical form, and which is not generally known to the public, that (A) relates to financial information regarding the Companies including, without limitation, (x) business plans and (y) sales, financing, pricing and marketing procedures or methods of any of the Companies or (B) relates to specific business matters concerning any of the Companies including, without limitation, the identity of or other information regarding sales personnel or customers of any of the Companies.
     (hhh) “Proprietary Rights” shall mean all rights to the names “BCH Ltd.” and “BCH Energy do Brasil Servicos de Petroleo Ltda.” and all patents, inventions, shop rights, know how, trade secrets, designs, drawings, art work, plans, prints, manuals, computer files, computer software, hard copy files, catalogues, specifications, confidentiality agreements, confidential information and other proprietary technology and similar information; all registered and unregistered trademarks, service marks, logos, names, trade names and all other trademark rights; all registered and unregistered copyrights; and all registrations for, and applications for registration of, any of the foregoing, that are used in the conduct of the business of the Companies.
     (iii) “Reference Date” shall mean October 1, 2008.
     (jjj) “Repetro Regime” shall mean the special customs regime which includes temporary admission, export and import customs tax regime for goods to be used in the research and production of oil and natural gas fields introduced by Brazilian Decree 4.543, dated December 23, 2002, as amended.
     (kkk) “Repetro Regime Guarantee” shall mean, collectively, the series of guarantees (“Termos de Responsabilidade”) executed before the Brazilian tax authorities by BrazAlta Brazil with respect to the Repetro Regime and on behalf of BCH Brazil.
     (lll) “SB Credit Agreement” shall mean the credit agreement dated as of June 26, 2007 made among BCH and BCH Brazil, as borrowers, the Shareholder, as parent and guarantor, the lenders named therein, as lenders, and Standard Bank, as administrative agent and arranger, as amended from time to time.
     (mmm) “SB Pledge” shall mean the pledge agreement dated as of June 26, 2007, executed by the Shareholder in favour of Standard Bank whereby the Shareholder pledged all of its shares and securities in the capital of BCH.
     (nnn) “SB Warrant” shall mean collectively (i) the warrant initially issued in the name of Standard Bank dated July 31, 2007, to acquire 250,000 common shares in the capital of BCH at an exercise price of $10 per common share, and (ii) any replacement warrant issued by BCH, whether a replacement in whole or in part.
     (ooo) “Securities Act” shall mean the United States Securities Act of 1933, as amended.
     (ppp) “Shareholder Guarantee” shall mean the guarantee dated as of June 26, 2007, executed by the Shareholder in favour of Standard Bank whereby the Shareholder guaranteed the payment and performance of the indebtedness, liabilities and obligations of BCH to Standard Bank.

     (qqq) “Shares” shall mean the issued and outstanding shares in the share capital of BCH owned by the Shareholder, particulars of which are described in Section 1.1 of the Disclosure Schedule.
     (rrr) “Software” shall mean computer software and programs (both source code and object code form), all proprietary rights in the computer software and programs and all documentation and other materials related to the computer software and programs.
     (sss) “Standard Bank” shall mean Standard Bank plc, in its capacity as lender and agent of the senior lenders to BCH.
     (ttt) “Subsidiary” shall mean, as to a Person, any corporation, partnership, joint venture, association or other entity or organization in which such Person owns (directly or indirectly) any equity or other similar ownership interest.
     (uuu) “Taxes” shall mean all federal, state, provincial, local, foreign and other taxes, charges, fees, duties, levies, imposts, customs or other assessments, including, without limitation, all net income, gross income, gross receipts, sales, GST, use, ad valorem, transfer, franchise, profits, profit share, license, lease, service, service use, value added, withholding, payroll, employment, excise, estimated, severance, stamp, occupation, premium, property, windfall profits, or other taxes, fees, assessments, customs, duties, levies, imposts or charges of any kind whatsoever, together with any interest, penalties, additions to tax, fines or other additional amounts imposed thereon or related thereto, and the term “Tax” shall mean any one of the foregoing Taxes.
     (vvv) “Tax Returns” shall mean all returns, declarations, reports, statements and other documents of, relating to, or required to be filed in respect of, any and all Taxes.
     (www) “Transferred Employees” shall mean Kristy Philion, an employee of BCH, and Erica Figallo, an employee of BCH Brazil.
     (xxx)“United States” or “U.S.” shall mean the United States of America.
     (yyy)“$” shall mean United States dollars.
10.2 Additional Definitions.
The terms defined elsewhere in this Agreement are as follows:

Term or Definition	Location in Agreement
Additional Site Assessments	Section 4.16

BCH	Preamble

Buyer	Preamble

Buyer Basket Amount	Section 7.4

Term or Definition	Location in Agreement
Buyer Losses	Section 7.1

Certain Countries	Section 2.17

Closing Date	Section 1.2

Corrective Actions	Section 4.16

Effective Time	Section 1.3

Facilities	Section 4.16

FCPA	Section 2.17

Financial Statements	Section 2.7

Initial Site Assessments	Section 4.16

ITCs	Section 2.13

Purchase Price	Section 1.4

Shareholder Basket Amount	Section 7.4

Shareholder Losses	Section 7.2

Shareholder	Preamble

Site Assessments	Section 4.16

Survival Period	Article 8

Third Party Claims	Section 7.3(b)
ARTICLE 11
MISCELLANEOUS
11.1 Expenses.
     Except as otherwise set forth herein, and whether or not the transactions contemplated by this Agreement shall be consummated, each Party agrees to pay, without right of reimbursement from any other Party, the costs incurred by such Party incident to the preparation and execution of this Agreement and performance of such Party’s obligations hereunder including, without limitation, the fees and disbursements of legal counsel, accountants and consultants employed by such Party in connection with the transactions contemplated by this Agreement.
11.2 Notices.
All notices, requests, consents, directions and other instruments and communications required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been duly given if delivered in person, by courier, by overnight delivery service with proof of delivery or by prepaid registered or certified first-class mail, return receipt requested, addressed to the respective party at the address set forth below, or if sent by facsimile or other similar form of communication (with receipt confirmed) to the respective party at the facsimile number set forth below:
(a) If to the Shareholder, to:
      Brazalta Resources Corp.
      Suite 500, 816 — 7th Avenue SW
      Calgary, Alberta T2P 1A1
      Attention: Charle Gamba, Chief Executive Officer
      Facsimile: (403) 265-4160
      Confirm: (281) 210-8456
      Copies to:
      Davis llp
      Barristers and Solicitors
      Suite 1000, 250 — 2nd Street SW
      Calgary, Alberta T2P 0C1
      Attention: Trevor Wong-Chor
      Facsimile: (403) 296-4474
      Confirm: (403) 296-5333
(b) If to the Buyer, to:
      Allis-Chalmers Energy Inc.
      5075 Westheimer, Suite 890
      Houston, Texas, 77056
      Attention: Theodore F. Pound III
      Facsimile: (713) 369-0555
      Confirm: (713) 369-0550
      Copies to:
      Fraser Milner Casgrain llp
      2900, 10180 — 101 Street
      Edmonton, Alberta, T5J 3V5
      Attention: Richard Miller
      Facsimile: (780) 423-7276
      Confirm: (780) 423-7242

or to such other address or facsimile number and to the attention of such other Person as either Party may designate by written notice. Any notice mailed shall be deemed to have been given and received on the third Business Day following the day of mailing.
11.3 Specific Performance.
It is specifically understood and agreed that any breach by a Party of the provisions of this Agreement is likely to result in irreparable harm to the other Party and that an action at law for Damages alone will be an inadequate remedy for such breach. Accordingly, in addition to any other remedy that may be available to it, in the event of breach or threatened breach by a Party of the provisions of this Agreement, the other Party shall be entitled to enforce the specific performance of this Agreement by the breaching Party and to seek both temporary and permanent injunctive relief (to the extent permitted by law), without the necessity of providing actual Damages, and such other relief as the court may allow.
11.4 Assignment and Successors.
Except as specifically contemplated by this Agreement, no Party shall assign this Agreement or any part hereof without the prior written consent of the other Party; provided, however, the Buyer may assign its rights and obligations in this Agreement to an Affiliate of the Buyer provided that the Buyer and its successors and assigns shall remain liable for any breach of this Agreement by such Affiliate. This Agreement shall inure to the benefit of, be binding upon and be enforceable by the Parties and their respective successors and assigns.
11.5 Entire Agreement.
This Agreement, the Exhibits hereto and the Disclosure Schedule constitute the entire agreement and understanding between the Parties relating to the subject matter hereof and thereof and supersede all prior representations, endorsements, premises, agreements, memoranda, communications, negotiations, discussions, understandings and arrangements, whether oral, written or inferred, between the Parties relating to the subject matter hereof. This Agreement may not be modified, amended, rescinded, cancelled, altered or supplemented, in whole or in part, except upon the execution and delivery of a written instrument executed by a duly authorized representative of each of the Parties.
11.6 Governing Law and Attornment.
This Agreement shall be governed by and construed and enforced in accordance with the laws of the Province of Alberta and federal laws of Canada applicable therein without giving effect to choice of law principles. The Parties agree to attorn to the jurisdiction of the courts of the Province of Alberta with respect to any disputes concerning the matters set out in this Agreement.
11.7 Waiver.
The waiver of any breach of any term or condition of this Agreement shall not be deemed to constitute the waiver of any other breach of the same or any other term or condition.

11.8 Severability.
Any provision hereof that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.
11.9 No Third Party Beneficiaries.
Any agreement contained, expressed or implied in this Agreement shall be only for the benefit of the Parties and their respective legal representatives, successors and assigns, and such agreements shall not inure to the benefit of the obligees of any indebtedness of any Party, it being the intention of the Parties that no Person shall be deemed a third party beneficiary of this Agreement, except to the extent a third party is expressly given rights herein.
11.10 Counterparts.
This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.
11.11 Headings.
Each statement set forth in the Disclosure Schedule with respect to a particular section herein shall be deemed made solely with respect to such section and not with respect to any other section hereof unless specifically set forth in the Disclosure Schedule as also being made with respect to such other section. The headings of the Articles and Sections of this Agreement have been inserted for convenience of reference only and shall in no way restrict or otherwise modify any of the terms or provisions hereof or affect in any way the meaning or interpretation of this Agreement.
11.12 Negotiated Transaction.
The provisions of this Agreement were negotiated by the Parties, and this Agreement shall be deemed to have been drafted by all of the Parties.
11.13 Acknowledgement of Legal Advice.
Each of the Parties has read and understands the representations and warranties it is making in this Agreement and has been advised by legal counsel of the meaning and effect of those representations and warranties.
11.14 Time of Essence.
Time shall be of the essence of this Agreement.
11.15 Currency.
Unless otherwise indicated in this Agreement, all dollar amounts in this Agreement are expressed in United States dollars.

     THE REMAINDER OF THIS PAGE HAS BEEN LEFT BLANK INTENTIONALLY.
IN WITNESS WHEREOF, the Parties have duly executed this Agreement as of the date first above written.

SHAREHOLDER: BRAZALTA RESOURCES CORP.
By:	/s/ Charle Gamba
Name: Charle Gamba
Title: President and CEO

BUYER: ALLIS-CHALMERS ENERGY INC.
By:	/s/ Theodore F. Pound III
Theodore F. Pound III
General Counsel and Secretary

EXHIBIT A
Capital Leases
The motor vehicle leases described by contract number below made between HSBC Bank Brasil S.A. — Banco Multiplo, as lessor, and BrazAlta Brasil Norte Commercializacao de Petroleo Ltda., as lessee, with respect to the motor vehicles described below:

Contract No.	Vehicle Make/Model	Year	VIN
18520227201	Mitsubishi — Pajero TR4	2007	93XLRH77W7C620183
18520227201	Mitsubishi — L200 Sport	2007	93XPRK7407C628238

EXHIBIT B
Drilling Rigs
See attached.

DRILLING RIG JR MACMILLAN (BCH-01)
Former: RIG-26
MANUFACTURER: KREMCO CANADA
MODEL: SUPERIOR 400 TRAILER MOUNTED RIG
DEPTH RATING

101.6 (mm), 4 (in.) drill pipe:	1500 (m), 4921 (ft)

DRAWWORKS

Make:	Superior
Model:	400
Drilling line:	25.4 (mm), 1 (in.) (EIPS)
Main brake:	Band
Auxiliary brake:	Parmac Hydromatic
Power:	Caterpillar 3412 (630 hp)
Drive:	Alison Torque Converter
Crown saver:	Hitec Cathead

MAST

Type:	Box telescope (free standing) (cable raise)
Height:	34.14 (m) 112 (ft)
Make:	Kremco
Gross nominal Capacity:	146,780, (daN), 330 000 (lbs)
Static hook load rating:	88,960 (daN), 200 000 (lbs)
Racking capacity (doubles):	153 x 101 mm, (4”)pipe (doubles)

SUBSTRUCTURE

Make:	Kremco
Type:	One piece box
Casing capacity:	88,960 (daN), 200 000 (lbs)
Set back capacity:	66,720 (daN), 150 000 (lbs)

TRAVELLING EQUIPMENT

Block (ton):	BJ 150
Hook (ton):	BJ Unimatic 150
Block and hook model:	BJ 6150
Swivel (ton):	National 200
Model:	P 200

Escritório Central:	Base de Operações:

Av. Rio Branco, 01 — 12° andar — sala 11/12	Rua dos Jasmins n° 01, Bairro Planalto II
Rio de Janeiro — RJ	Catu, Bahia
20090-003	48110-000
Tel.: 21 — 2588-8011 / 2588-8012
Fax: 21 — 2588-8116

ROTARY TABLE

Make:	National
Model:	C-175
Opening size:	444.5 (mm), 17-1/2 (in.)
Static load rating:	226,796 (kg), 250 (ton)
Drive:	Caterpillar 3406 (420 hp)

MUD PUMP NO. 1

Make:	BPMMP — Baoji, China (to Continental Emsco design)
Model:	F500
Type:	Triplex
Displacement:	0.5 — 2.2 (m3/min) (gpm)135-575 @ 165 SPM
Pressures:	9.2 — 26.3 (mPa), 1340 to 3820 (psi)
Charge pump:	Mission Magnum 5 in x 6 in centrifugal
Power:	Caterpillar 3412 (600 hp)
Transmission:	5-speed Allison 5960

MUD PUMP NO. 2

Make:	BPMMP — Baoji, China (to Continental Emsco design)
Model:	F500
Type:	Triplex
Displacement:	0.5 — 2.2 (m3/min), 135 — 575 (gpm) @ 165 spm
Pressures:	9.2 — 26.3 (mPa), 1340 to 3820 (psi) spm
Charge pump:	Demco 5 in x 4 in centrifugal
Power:	Caterpillar 3412 (600 hp)
Transmission:	5-speed Allison 5960

GENERATORS

Engines:	Caterpillar D3406 DIT
Number:	Three
Generators:	210 KW (2x) / 300 KW (1x) — 460/220 V 60 Hz

MUD SYSTEM

Tank volume:	64 (m3), 370 (bbl), (two tanks)
Shakers:	Sweco LM 3
Degasser:	Poorboy

Escritório Central:	Base de Operações:

Av. Rio Branco, 01 — 12° andar — sala 11/12	Rua dos Jasmins n° 01, Bairro Planalto II
Rio de Janeiro — RJ	Catu, Bahia
20090-003	48110-000
Tel.: 21 — 2588-8011 / 2588-8012
Fax: 21 — 2588-8116

BOP SYSTEM

BOP stack:	11 in Hydril GK 3M annular
11 in Shaffer 3M double gate
Accumulator:	Hydril K8 454 (ltr), 120 (gal)
Choke manifold:	Oilmaster 3M
Adjustable choke:	Willis
Test pump:	Hydratron

INSTRUMENTATION

Drilling recorder:	3-pen Totco
Driller console:	Hitec Cathead mini console
Inclinometer:	Totco
Weight Indicator:	MD Totco

HANDLING EQUIPMENT

Winch:	Gearmatic hydraulic 2720 (kg), 3 (ton)
Manriding winch:	IR46RJ Pneumatic
Kelly spinner:	Foster hydraulic
Wireline winch:	Gearmatic
Hydraulic Power Tongs:	White Bear — 25,000 foot — pounds (3” — 5” in.)

FUEL TANK

Capacity:	21 800 (ltr), 5760 (gal)

WATER TANK

Capacity:	400 (ltr), 105 (gal)

BUILDINGS:

Change shack:	20 ft container (modified)
Doghouse a/c (large):	20 ft container
Trailers:	2x 40ft (offices, mess room)
2x 20ft (living quarters)
Geologist Lab:	20 ft container

TUBULARS

Drill pipe:	300 ea — 101.6 (mm), 4” (in.) Grade E (H90 tool joints)

Drill collars:	20 ea — 171.5 (mm), 6-3/4” (in.) spiral
20 ea — 120.6 (mm), 4-3/4” (in.)
03 ea — 196.9 (mm), 7.3/4” (in.)
07 ea — 171.5 (mm), 6.3/4"(in.)
Heavy Weight Drill pipe: 14 ea — 127 (mm) — 5” (in.)

Escritório Central:	Base de Operações:

Av. Rio Branco, 01 — 12° andar — sala 11/12	Rua dos Jasmins n° 01, Bairro Planalto II
Rio de Janeiro — RJ	Catu, Bahia
20090-003	48110-000
Tel.: 21 — 2588-8011 / 2588-8012
Fax: 21 — 2588-8116

DRILLING RIG BCH-02
BCH Energy Services

ITEM	DESCRIPTION
DRAWWORKS:	- IRI Cabot 2550
Horsepower Rating:	- 1200 H.P.
Maximum Hoisting Capacity:	- 337.5 T with 10 lines of 1-1/4”
Auxiliary Brake:	- Parmac V-80 Hydromatic
Crown Block Protection:	- Stewart — Stevenson

PRIME MOVER (DRAWWORKS):	- 2 Cat 3412 DITA
Output Horsepower rating:	- 600 H.P. each
Emergency Shut-down:	- Barber Type
(Pumps):	- 2 Cat D-399 TA
Output Horsepower:	- 1150 H.P. with Barber Type Shutdown

AIR COMPRESSORS:
Type:	- 1 — Quincy 350-21 (E) — Electric Powered
- 1 — Quincy 350-22 (E) — Electric Powered
Automatic:	-Yes -1 — Primary / 1 — Backup

ROTARY TABLE:	- Gardner Denver RT 27-1/2
Maximum Table Opening:	- 700 mm
Maximum Static Load:	- (222,500 daN)
Torque Gauge:	- Totco
RPM Gauge:	- Totco

DERRICK:	- IRI Telescoping
Static Hook Load w/ Lines of:	- 322 T with 10 lines (318,000 daN)
Racking Capacity:	- 145 STD with 5”
Clear Working Height:	- 38.7m (127 feet)
Wind Capacity (Bare Mast): Wind Capacity (Full Set-back):	- 106 MPH - 80 MPH

SUBSTRUCTURE:	- IRI Telescoping
Casing Load:	- 460 Ton (409,400 daN)
Minimum Clear Working Height:	- 4.15m (13.8 ft)
Set Back Capacity:	- 162 Ton (360,000 lbs) (162,200 daN)

TRAVELLING EQUIPMENT:
Crown Block:	- IRI 6 — 42” Sheaves
Hook Block:	- Emsco 350 T / 5 Sheaves (311,500 daN)
Links:	- BJ 350 T / 96” (311,500 daN, 2743 mm)
Swivel:	- Emsco LB 400 (Static Ratio mg 800,000 lb)
(356,000 daN)

TOP DRIVE:
Manufacturer:	- TESCO
Model:	- 250 HMIS
Capacity:	- 250 Tons
Specs:	- Hydraulic Power Pack (475 HP)

Escritório Central:	Base de Operações:

Av. Rio Branco, 01 — 12° andar — salas 11/12	Rua dos Jasmins, 01 — Bairro Planalto II
Rio de Janeiro — RJ	Catu — Bahia
20090-003	48110-000
Tel.: 21 — 2588-8011 / 2588-8012	Tel.: 71 — 3641-9909
Fax: 21 — 2588-8116	Fax: 71 — 3641-9459

ITEM	DESCRIPTION
DRILLING LINE:
Drilling Line Diameter:	- 31.5 mm (1-1/4”)
Type:	- IWRC — IPS
Strength Capacity:	- 71,000 daN (79.9T)

DEAD LINE ANCHOR:
Weight Indicator:	- Martin Decker
Hydraulic Sensor:	- Martin Decker
Line Scale Weight Indicator	- Cameron C

HYDRAULIC WINCH:
Type:	- Pull master PL8 (Hydraulic)
Load:	- 7000 Lbs: 3115 daN
No:	- Two

MUD PUMP:
No/Make/Model/Type — Pumps:	- 2 — Gardner Denver PZ9 Triplex
Power Rating:	- Pump- 750 kw (1000 H.P.) Each Engine Rating Caterpillar
D-399c/w torque converter (1150 H.P.)
Maximum Strokes / Minute:	- 120
Maximum Working Pressure:	- Lesser of 80% of Liner Rating or Published Pressure
Liner Size Available:	- 6”, 6-1/2”
Suction Pulsation Dampener:	- No
Discharge Pulsation Dampener:	- Continental Emsco 10 Gallon Lower Case
5000 psi on each Pump
Charge Pump (Centrifugal):	- Mission 5 x 6

MUD TANKS:
Active Tank Volume:	- 180 m3 (1110 bbl)
Premix Tank:	- 48 m3 (400 bbl)
Trip Tank:	- 3.5 m3 (22 bbl)
Agitators:	- 5 — Norgear Model 800SW- 20 H.P.
Mud Guns:	- Low Pressure for each Compartment

Desilter:	- Swaco 12- 4” Cones
Degasser:	- Roll’n Atmospheric 20” (500 mm Dia.)
Centrifuge Machine:	- Swaco Model 1828
Shale Shakers:	- 3 — Swaco Linear
Centrifugal Pumps:	- Mission Style
Type:	- 6” x 8” and 2”x3”
Capacity:	- Various as per application
Number:	- Seven

Escritório Central:	Base de Operações:

Av. Rio Branco, 01 — 12° andar — salas 11/12	Rua dos Jasmins, 01 — Bairro Planalto II
Rio de Janeiro — RJ	Catu — Bahia
20090-003	48110-000
Tel.: 21 — 2588-8011 / 2588-8012	Tel.: 71 — 3641-9909
Fax: 21 — 2588-8116	Fax: 71 — 3641-9459

ITEM	DESCRIPTION
LIGHT PLANTS:
Generators Available, (Rating-KW)	- 2-CAT-3412 DITA 680 KW
Lighting available for:	- Location Lighting and Wellsite Module
Both for rig :	- For Rig and Wellsite Accommodation
Voltage:	- 480 Volts w/ Transformer to 220v / 110v

TUBULARS:

Drill Pipe:
- 288 Joints of 5 inch 19.5 Ib per ft Grade S135 c/w 4 1/2 inch IF tool joints

- 144 Joints of 5 inch 19.5 Ib. per ft Grade E c/w 4 1/2 inch IF tool joints

- 360 Joints of 3 1/2 inch 13.3 Ib per ft. Grade G105 c/w 3 1/2 inch IF tool joints

- 8- 5 inch pup Joints of assorted lengths c/w 4 1/2 inch IF tool joints

- 15 Joints of 5 inch HEVI- WATE drill pipe c/w 4 1/2 inch IF connections

Drill Collars:

- 3- 9 inch Spiral drill collars with 7 5/8 REG connections

- 9-8 inch Spiral drill collars with 6 5/8 inch REG connections

-11-7 inch Spiral drill collars with 4 1/2 inch IF connections

-12-6 1/2 inch Spiral drill collars with 4 1/2 inch IF connections

-30 – 6 1/4 inch Spiral drill collars with 4 1/2 inch IF connections

- 21- 4 3/4 inch Spiral drill collars with 3 1/2 inch IF Connections

Escritório Central:	Base de Operações:

Av. Rio Branco, 01 — 12° andar — salas 11/12	Rua dos Jasmins, 01 — Bairro Planalto II
Rio de Janeiro — RJ	Catu — Bahia
20090-003	48110-000
Tel.: 21 — 2588-8011 / 2588-8012	Tel.: 71 — 3641-9909
Fax: 21 — 2588-8116	Fax: 71 — 3641-9459

ITEM	DESCRIPTION
BLOW OUT PREVENTION EQUIPMENT:

Annular Preventer:	- 1 -11 inch 5000 psi Hydril Annular Preventer
Ram Preventers:	- 1 -11inch 5000 psi Shaffer double Ram Preventer
- 1 - 11 inch 5000 psi Shaffer single Ram Preventer:
Drilling Spool:	- 1- 11 inch 5000 psi drilling spool c/w 2- 4 1/16
5000 psi outlets
Choke Manifold:	- 1 - 5000 psi choke manifold c/w one manual and one auto choke with console
Accumulator:	- Valvcon 130 Gallon 6 station

AUXILIARY TOOLS & INSTRUMENTS:
1. Automatic Drill Recorder	- Martin Decker 5 Pen
2. Single shot Drift Recorder	- Totco 7°
3. Wire-line Unit (Hydraulic):	- 0.092 Line Rated for4570m / (15,000 ft)
4. High Pressure Wash Gun (Pump):	- CAT w/ 3 H.P. Electric Motor
5. Sump Pump:	- FLYGT 4" (Electric)
6. Kelly Spinner:	- Foster 77 (Mckinney)
Kelly Bushing:	- Varco HDP Hex
7. Drill Pipe Spinner:	- Varco SSW 10
8. Rotary Hose:	- Goodall 55’ x 3’ ID x min 5000PSI Working Pressure
9. Kelly:	- 5-1/4” Hex — 40 ft long
Kelly Drive Bushing:	- Pin Drive
10. Fuel Tanks, One tank at rig	- 40,000 liter / Tank
11. Fuel Pumps:	- 2 — Electric Powered
12. Water Tanks, (Drilling Water Rig Storage):	- 1 Hydormatic Tank
- 2-Water Storage Tanks
- 1-Rig Water Tank
Water Pumps:	- 2 — 3” Jacuzzi (Electric Powered)
- 2- 120 Barrel water transport tanks skid mounted
13. Hand Tools:	- Complete set for rig, mechanic and electrician
14. One (1) Derrick Bunk
15. One wellsite unit for Rig Manager

Escritório Central:	Base de Operações:

Av. Rio Branco, 01 — 12° andar — salas 11/12	Rua dos Jasmins, 01 — Bairro Planalto II
Rio de Janeiro — RJ	Catu — Bahia
20090-003	48110-000
Tel.: 21 — 2588-8011 / 2588-8012	Tel.: 71 — 3641-9909
Fax: 21 — 2588-8116	Fax: 71 — 3641-9459

Suite 500, 816 -7th Ave SW Calgary, AB, Canada T2P 1A1
Schedule A

Rig Name & Number	Quintera #1
Depth Rating	1400 m with 102 mm drill pipe
KB to Ground	3.5 m
Bottom of table beam to ground	2.8 m
Approximate Loads	Rig — 9 loads, DP & DC — 1 load
Equipment

Drawworks	Make	Rostel 300
	Auxiliary Brake	Eaton 124 WCB

Rig Power & Distribution		Detroit Series 60

Mast	Make	Rostel Stiff Mast
	Height	20.4 m
	Maximum Hook Load	88,900 daN w/6 lines
	Certified	Dec. 2003

Substructure	Length	Hydraulic High Back
	Height	3 m
	Casing Capacity	66,700 daN setback

Crown Block	Make	Rostel
	Maximum Load	88,900 daN with 3 sheaves
	Certified	Yes

Travelling Block / Hook	Make	Ideco UTB 110

	Maximum Load	97,000 daN
	Certified	Jan. 2004

Swivel	Make	Oilwell PC-100
	Maximum Load	88,900 daN
	Certified	Nov. 2005
SchleAQntraJl1707

Equipment Cont’d

Drilling Line		Size		25 mm

Rotary Table		Make		Ideco 175
		Opening Size		444 mm
		Maximum Load		66,700 daN

Pump #1 F500		Input Power		Series 60 Detroit

Max. Allowable
Operating Limits		SPM		Max. Allowable Operating Press
Linear Size	140 mm	165		14,000 kPa
	152 mm	165		12,000 kPa
Mud System		# of Tanks		1
		# of Compartments		4
Total Active
		Volume		34 m3
		Trip Tank Volume		3.46 m3
		Pill Tank Volume		5.4 m3
		Pre-Mix Tank Volume		30 m3
		Transfer Pumps - Make		5 x 6 - 50 HP
		Desilter - Make		Swaco
		Cone Size		10 Cones
		Shaker - Make		Swaco ALS
		Screen Sizes Available		Up to 170 Mesh

Well Control System
Accumulator		Type		Valvcon 4 Station
		Capacity		80 Gal.
		Pressure		21,000 kPa
		Remote Control Stn. — # of functions		4
		Master Controls at Accumulator		Yes
Choke Manifold		Installed in Heated Enclosure		Yes
		Max. Working Pressure		21,000 kPa
		Gut Line	Size	76 mm #2
			Wing Lines	52 mm
		Manual Choke	Make	National
			Size	72 mm
		HCR Valve	Make	National
			Rating	21,000 kPa
		Lower Kelly Cock	Make	API
			Rating	21,000 kPa
SchleAQntraJl1707

Equipment Cont’d

	Stabbing Valve	Make	API
		Rating	21,000 kPa
Mud Gas Separator		Size	762 mm
		Height	2.14 m
	Inlet Line	Size	76 mm
		Outlet	152 mm
B.O.Ps	Annular	Make	Townsend
		Size	228 mm
		Rating	21,000 kPa
Last
		Inspection	Mar. 2006
	Pipe Ram	Make	Townsend
		Size	228 mm
		Rating	21,000 kPa
Last
		Inspection	Mar. 2006
	Blind Ram	Make	Townsend
		Size	228 mm
		Rating	21,000 kPa
Last
		Inspection	Mar. 2006

Instrumentation
Weight Indicator		Make	Martin Decker
Crown-o-matic		Make	Control Drilling
Recorder		Make	Pason Electronic Drilling Recorder
Survey Instrument		Make	Totco
		Model	Degree 21

Drill Pipe			API Grade
		Length	150 joints
		Size	102 mm
		Classification	Premium

Drill Collars		O.D	14 — 121 mm (4 3/4)
		Length	128 m
		O.D.	6 — 159 mm (6 1/4)

Tankage		Fuel	11,000 ltrs

Light Plant			Series 60
		Type	Detroit
SchleAQntraJl1707

Equipment Cont’d

	Output	350 kw
	Voltage	480

Miscellaneous Equipment		Hydraulic Pipe Tub

Rig Managers Shack	Size	12’ x 12’
	Type	Alta-Fab
	Manufactured	Sept. 2004
	Serial #	041242F4770
SchleAQntraJl1707

Drilling Rig BCH-04 (IRI 750)
General Specification

ITEM	DESCRIPTION
MODEL:	IRI 750 TRAILER MOUNTED DRILLING RIG

DRAWWORKS:	IRI 750 model 2042/160 750 hp, 1 1/8” grooving, trailer mounted

MAST:	117’ 350,000# IRI double 10 line 365,000#

RIG MOTOR:	series 60 Detroit, model #6063HK33, 750 hp

TRANSMISSION:	Allison CTL-6061-4

AUXILIARY BRAKE:	Eaton 24” x 3” disc

SUBSTRUCTURE:	IRI hydraulic box scoping 350,000# set back, 22’

BLOCK:	Ideco 160 ton shorty

SWIVEL:	TSM 150

KELLY:	5 1/2” square

KELLY BUSHING:	Varco

ROTARY TABLE:	Ideco 20-1/2”

BAILS:	Joy 350 ton

MUD PUMP UNIT #1:	Gardner Denver PZ-8 stroke 8”, P/B Cat. 3508, (705 hp), in house.

MUD PUMP UNIT #2:	Gardner Denver PZ-8 stroke 8”, p/b cat. 3508, (705 hp), in house.

COMBINATION HOUSE:	Koomey 6 station 5 bottle w/30 hp union triplex pump, (1) generator marathon 350 kw, p/b Detroit series 60, (1) generator magnamax 200kw, p/b cat. 3306

BLOWOUT PREVENTION EQUIPMENT:	13 5/8” X 5000 Hydril Annular Preventer, 5/8” X 5000 Shaffer Double Ram Preventer.

CHOKE MANIFOLD:	5000 PSI Choke manifold c/w one manual and one auto choke complete with console. (located at end of catwalk).

Escritório Central:	Base de Operações:

Av. Rio Branco, 01 — 12° andar — salas 11/12	Rua dos Jasmins, 01 — Bairro Planalto II
Rio de Janeiro — RJ	Catu — Bahia
20090-003	48110-000
Tel.: 21 — 2588-8011 / 2588-8012
Fax: 21 — 2588-8116

ITEM	DESCRIPTION
MUD SYSTEM:	(2) tank 600 bbl. w/(2) shale shakers linear motion dfts, percharge and mixing pumps mission magnums, 8 x 6 w/12” impellers, (5) sew-eurodrive type RF87 c/w 5 hp motor and 1 1/8” shaft, (1) pill tank agitator sew-eurodrive type KF47 c/w 5 hp motor and 1 1/8” shaft, degasser

DOGHOUSE WATER TANK:	Drillers controls and brake handle in glass dome inside of doghouse cantilevers down

TOOL PUSHER HOUSE:	40” Office / Living quarters

MISC. TOOLS:	Foster Kelly spinner, auto driller, folley type “B” tongs, catwalk, katch kan recovery system for oil based drilling fluids. Pipe racks, 45 foot catwalk w/manifold.

TUBULARS:	- 250 Joints of 5” 19.5 S-135 Drill pipe c/w 4 1/2” IF connections
- 15 Joints of 5” Hevi-Wate drill pipe c/w 4 1/2" IF connections

DRILL COLLARS:	- 20 x 6 1/2” Spiral drill collars
- 4 x 8” Spiral drill collars

Escritório Central:	Base de Operações:

Av. Rio Branco, 01 — 12° andar — salas 11/12	Rua dos Jasmins, 01 — Bairro Planalto II
Rio de Janeiro — RJ	Catu — Bahia
20090-003	48110-000
Tel.: 21 — 2588-8011 / 2588-8012
Fax: 21 — 2588-8116

Drilling Rig BCH-05E
General Specification

Substructure	Substructure Type: Single Box
Manufacturer: Mastco
Floor Height: 4.7 meters
K.B. to Ground: 5.1 meters
Clear Working Height: 4.11 meters
Rotary Capacity: 166,800 daN
Maximum Rated Pipe Setback: 133,500 daN

Mast	Mast Type: Telescoping double
Manufacturer: Rigmaster
Static Hook Load: 166,800 daN
Number of Lines: 8 Lines
Drill Line Size: 28.5mm (11/8 in.)
Racking Capacity: 3200m x 127mm D.P.

Drawworks	Drawworks: Rig Master 750
Drawworks Capacity: 180,000 daN w/ 8 Lines
Rated Power kW (hp): 520kW (750hp)
Drawworks Drive: GE-752 745KW

Mud Pumps	Mud Pump #1
Manufacturer & Model: Gardner Denver PZ-9
Rated Power: 745 kW (1000 hp)
Stroke (mm): 228.6mm (9”)
Mud Pump Drive: GE 752 745kW (1000hp)

Mud Pump #2
Manufacturer & Model: Gardner Denver PZ-9
Rated Power: 745 kW (1000 hp)
Stroke (mm): 228.6mm (9”)
Mud Pump Drive: GE 752 745kW (1000hp)

Mud Tanks	Mud System
Mud Tank Capacity: 105m3
Number of Tanks: 2
Trip Tank Capacity: 5.50 m3
Precharge & Mix Pumps: 3 x HALCO Supreme 5x6 w/ 11” Impeller’s
Agitators: 6 x Sew — Eurodrive Type RF87 c/w 7.5hp motors & 1 1/8” shaft
Pill Tank Agitator: 1 x Sew — Eurodrive Type KF47 c/w 5hp motor & 1” shaft
Degasser: 762mm Vessel w/ 76mm Inlet & 203mm Outlet

Shale Shakers	Shale Shaker: 2 x Swaco Mongoose

Generators	Generator Drive: 2 x 12V2000 Detroits
Generator Size: 2 x Marathon 630 kW
Generator Drive: 1x Series 60 14 litre
Generator Size: 1 x Stanford

B.O.P	BOP Stack Diameter: 228.6mm
BOP Pres. Rating: 21,000 kPa.
EUB Class: Class 3 Nace Trim c/w One Shaffer Annular with two Shaffer single gates

Accumulator	Accum. Manufacturer: Control Tech 6 station
Accum.Volume 654 litres 120 gallon
Accum. Pump: 30hp Omni Triplex

Escritório Central:	Base de Operações:

Av. Rio Branco, 01 — 8° andar — sala 804	Rua dos Jasmins, 01 — Bairro Planalto II
Rio de Janeiro — RJ	Catu — Bahia
20090-003	48110-000
Tel.: 21 — 3213-8050	Tel.: 71 — 3641-9909
Fax: 21 — 3213-8051	Tel.: 71 — 3641-9459

Drill Pipe	Drillpipe: 3500m x 23.35 kg/m, 101.6mm X-95 Premium D.P. w/ 31/2” Tough Torque Threads 355 jnts Drill Pipe / 25 jnts Hevi-wate Drill Pipe 31/2 IF Conn

Drill Collars	2 x 228mm D.C.’s w/ 6 5/8 “ Reg. Threads
20 x 165mm D.C.’s w/ 4.5” XH Threads

Doghouse/Water/Fuel Comb.	Water Tank Capacity: 84 m3
Fuel Tank: 25,000 Litres

Block	Block Model: 250T
Block Capacity: 250 Ton

Top Drive	Top Drive Model: Tesco HMI
Top Drive Capacity: 250 Ton

Escritório Central:	Base de Operações:

Av. Rio Branco, 01 — 8° andar — sala 804	Rua dos Jasmins, 01 — Bairro Planalto II
Rio de Janeiro — RJ	Catu — Bahia
20090-003	48110-000
Tel.: 21 — 3213-8050	Tel.: 71 — 3641-9909
Fax: 21 — 3213-8051	Fax.: 71 — 3641-9459

Drilling Rig — BCH-06 (telescopic double)
General Specification

DEPTH RATING:	2800m with 4” in drill pipe
APPROXIMATE LOADS:	14 loads

ITEM	DESCRIPTION
DERRICK:

Model JJ1351D 105’ telescopic double
Effective height 31m
Max hook load 1350 KN
Hyd lift mechanical telescope
Racking board height above floor 17.4m (57’)
Set back capacity 4 1/2” DP (2800m) (9200’)
+ 6 1/4 DC (20 jts)
Crown block model TC 135C
Rated 1350 KN (297,500 lbs.)
5 x 760 mm (30”) 11/8” grooved sheaves
Fold up racking board
Easy rider assembly
Escape buggy with deadline anchor weight
Derrick will be Painted White with a Red Crown.
Hydraulic Rams for Make up and Breakout.
One crown mounted fall arrest
One monkeyboard mounted fall arrest on slope line
4” standpipe with Kelly hose and valves and fig 602 fittings
2” casing standpipe with valve, fittings and hose

SUBSTRUCTURE:

Model DZ 160/ 4.5
Max set back 1350 kN (348,000 lbs)
Floor height 4.5m (14.7’)
Ground to bottom of rotary beam 3.52m ( 11.5
Pipe bottom bird baths
BOP hydraulic lift system
BOP tie down
Folding handrails on top area
ZP175 17 1/2 Rotary table rated 1600 KN (352,640 lbs.)

BOPs:

9” 3000 psi 21 mpa
Annular FH23-21 9” 3000 (Annular Shaffer Element.)
2-9” 3000 ram block c/w Pipe Rams and Blind Rams.
FZ23-21
9” 3000 x 9” 3000 working spool with 3” 3000 outlets
HCR & Manual valves
2-Kill line valves
3 1/8 1-HCR Hydraulic, 1- Manual
9 Valve Manifold c/w 2 Chokes.

Sede:	Escritório Brasil:

Suite 500, 816 — 7th Avenue SW	Av. Rio Branco, 01 — 8° andar — sala 804
Calgary, AB, Canada	Rio de Janeiro — RJ
T2P 1A1	20090-003
Tel.: +1(403) 539-9488	Tel.: 21 — 3213-8050
Fax +1(403) 265-4160	Fax: 21 — 3213-8051

ITEM	DESCRIPTION
DRAWWORKS:

Model JC20 rated 550hp
15 L Cummins 600hp engine
Allison 6061 transmission
JFD 130 right angle drive box
Drum 450mm x 912mm (17.7“x36”) 11/8 “lebus grooved
Circulating drum with closed loop glycol
310mm x 1070mm (12“x42”) break hubs
224 ETN auxiliary brakes with closed loop glycol system shared with circulating drum
Rotary table brake
50 hp electric two stage hydraulic system
PTO hyd system
3 T (6600lb) boom line winch on mud tank side
5 T (11000lb) tugger winch on doghouse side Survey Winch

PIPE SYSTEM:

Catwalk with manifold shack with two 3” lines and one 8” de-gasser lin
YJG 21 21 mpa (3000 psi) rated choke manifold line
V door installed on catwalk
Folding pipe rack arms installed on shack side
Three of forklift accessible pipetubs
240 Jts. 4” FH X95 drill pipe hardbanded and internal coated
15 Jts. 6 1/4 4 1/2 X H drill collars (zipped for slips and hardbanded on pin end) 20 each 4 1/2” HWDP

MUD TANKS:

60m3 usable 5 compartments including trip tank, shaker tank, settling tank, suction tank and pil tank
Sand trap
4- 7.5 hp agitators in tank
2 — 50 HP 5x6 Victory mud mixers (or 6 x 8)
2 — Winch poles
De-gasser unit
Mixing hopper
PUMP HOUSE:

12’ 6” wide Building
F1000 mud pump
23 L Cummins with Icona clutch conventional mount with belt drive
Allison 6061 transmission
Electric 5 x 6 precharge or mechanical (please advise if electric or mech preferred and if mechanical whether conventional belt driven or
R/A with polychain drive preferred)

Sede:	Escritório Brasil:

Suite 500, 816 — 7th Avenue SW	Av. Rio Branco, 01 — 8° andar — sala 804
Calgary, AB, Canada	Rio de Janeiro — RJ
T2P 1A1	20090-003
Tel.: +1(403) 539-9488	Tel.: 21 — 3213-8050
Fax +1(403) 265-4160	Fax: 21 — 3213-8051

ITEM	DESCRIPTION
LIGHT PLANT:

2x 450 KW generators
Powered by 15 L Cummins
Louvered panels for both generators
1 accumulator with air back up
Plumbing for nitrogen ( nitrogen bottles not included)
Koomey cord and remote (doghouse installed)
Please advised if PLC needed approximately 30000.00 extra
Tool room with work bench, storage shelves and storage cupboard
Electric air compressor
Change shack with 12 lockers and bench
Electric heater in change shack

DOGHOUSE & WATER TANK:

65m3 water storage
Two water supply pumps
18,000L fuel tank
Two fuel pumps
3 oil storage bins
Doghouse with junk room
Knowledge box
Storage cupboards
Winch trolley bar in junk room

TRAVELLING EQUIPMENT:

Swivel SL135
Hydraulic Kelly spinner
Travelling blocks YG135C 1350 KN
4 1/4 square Kelly bar/ c/w Drive Bushing or 3 1/2 bar and bushings
Slips (Drill Pipe and Drill Collar)
Elevators DH 150
1000m spool 1 1/8 drill line
108” x 250 Ton Bale Links
Choke Hose, 2’ Kill Hose ,Shock Hose
Note:
Mast and sub will be Canadian certified as will all other overhead equipment.

Sede:	Escritório Brasil:

Suite 500, 816 — 7th Avenue SW	Av. Rio Branco, 01 — 8° andar — sala 804
Calgary, AB, Canada	Rio de Janeiro — RJ
T2P 1A1	20090-003
Tel.: +1(403) 539-9488	Tel.: 21 — 3213-8050
Fax +1(403) 265-4160	Fax: 21 — 3213-8051

WORKOVER RIG BCH-101
General Specification
MANUFACTURER: COOPER
MODEL: 500 — 5 AXLE — TRAILER MOUNTED
Rig
Pimco Derrick
60 series motor set at 475 HP
Sandline-About 9000 ft
6 line Sowa Blocks (150 Ton)
6ft Bails (Brand New)
Tubing Supplies
Carter tongs, open face (Backups included)
2 3/8, 2 7/8, 3 1/2 Heads for tongs
Cavins slips (New)
BJ, 2 3/8 elevators (New)
2 7/8 elevators, 2 7/8 sliptype elevators
Rod Supplies
BJ Rod tongs
3/4-7/8 Back ups
1” Back ups
3/4-7/8 rod transfer
2-3/4 7/8 rod elevators (obannon)
Cavins Rod Hook
Various rod subs
Toadstool
Rod Table
Raddgan Style Rod Table
Tools
Aluminum 36” Pipe wrenches (2x)
Steel 36” pipe wrenches (2x)
Aluminum 24” pipe wrenches (2x)
Steel 24” pipe wrenches (2x)
12” cresent wrenches (2x)
18” cresent wrenches
socket sets 1/2 inch (2x)
Bop plate
Misc wrenches, screw drivers, etc.
Various chains
Various fittings, swedges, and nipples

Escritório Central:	Base de Operações:

Av. Rio Branco, 01 — 8° andar — sala 804	Rua dos Jasmins, 01 — Bairro Planalto II
Rio de Janeiro — RJ	Catu — Bahia
20090-003	48110-000
Tel.: 21 — 3213-8050	Tel.: 71 — 3641-9909
Fax: 21 — 3213-8051	Fax: 71 — 3641-9459

Swab Supplies
Lubricator and swab T.
Packoff head & Packoff pump (Dual Rubber)
All hardware needed to hookup swab
Other
Stand pipe attached to Derrick
50’ Kelly hose
Tulsa winch & Brand new winch line

Escritório Central:	Base de Operações:

Av. Rio Branco, 01 — 8° andar — sala 804	Rua dos Jasmins, 01 — Bairro Planalto II
Rio de Janeiro — RJ	Catu — Bahia
20090-003	48110-000
Tel.: 21 — 3213-8050	Tel.: 71 — 3641-9909
Fax: 21 — 3213-8051	Fax: 71 — 3641-9459

EXHIBIT C
Mutual Releases
See attached.

MUTUAL RELEASE FOR ALLIS-CHALMERS/DEPARTING NOMINEES
     WHEREAS pursuant to a share purchase agreement (the “Share Purchase Agreement”) dated as of December 19, 2008 and made between BrazAlta Resources Corp. and Allis-Chalmers Energy Inc. (“Allis-Chalmers”), it was agreed, among other things, that this mutual release would be executed as one of the closing documents required under the Share Purchase Agreement;
     AND WHEREAS, unless otherwise defined or provided in this mutual release, the defined terms used in this mutual release shall have the same meanings attributed to such defined terms in the Share Purchase Agreement;
     AND WHEREAS each of the parties hereto will benefit, directly or indirectly, from the completion of the transactions contemplated by the Share Purchase Agreement;
     NOW THEREFORE in consideration of the execution and performance of the Share Purchase Agreement, and in further consideration of the sum of $10, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby covenant and agree as follows:
1. In this mutual release, the following terms shall have the following meanings:
     (a) “Allis-Chalmers Parties” means, collectively, Allis-Chalmers and the Companies together with (i) the Subsidiaries and Affiliates of Allis-Chalmers, (ii) the directors, officers, shareholders, employees and representatives of Allis-Chalmers and the Companies, and (iii) the successors and assigns of each of them but, for greater certainty, excluding the Departing Nominees;
     (b) “Claims” means, collectively, any and all actions, causes of action, suits, proceedings, demands and claims for Damages of every nature whatsoever and whether based on or resulting or arising out of or from breach of contract, breach of duty, negligence (gross or ordinary), misconduct (wilful or unintentional), other legal theory or otherwise, or out of any cause, matter or thing whatsoever done or omitted to be done, and whether known or unknown as at the date hereof;
     (c) “Departing Nominees” means, collectively, David Mears, Lyle Dunkley, Louis MacEachern, Craig Nieboer, Luiz Azevedo and Brendan Nelson together with the successors and assigns of each of them;
     (d) “Excluded Claims” means, collectively, (i) any Claims by the Departing Nominees against the Companies or either of them arising out of or in connection with the failure of the Companies or either of them to indemnify the Departing Nominees in the manner described in section 1(e) hereof, and (ii) any Claims of entitlement by the Departing Nominees to any insurance maintained for the benefit or protection of the directors and officers of the Companies including, without limitation, directors’ and officers’ liability insurance;

     (e) “Excluded Obligations” means, collectively, any obligations of the Companies or either of them to indemnify the Departing Nominees or any of them by reason of the Departing Nominees or any of them being a director, officer, former director or former officer of the Companies or either of them but, for greater certainty, such obligations to indemnify shall be applicable only to the extent that the Departing Nominees (i) acted honestly and in good faith with a view to the best interests of the Companies, (ii) had reasonable grounds for believing that his or her conduct was lawful (in the case of a criminal or administrative action or proceeding that is enforced by monetary penalty), and (iii) did not receive an improper personal benefit; and
     (f) “Obligations” means, collectively, any and all indebtedness, liabilities and obligations of every nature whatsoever and whether liquidated or unliquidated, known or unknown, matured or unmatured, fixed or contingent, statutory or common law or otherwise and, for greater certainty, with respect to the Departing Nominees, such indebtedness, liabilities and obligations shall include severance pay, termination pay, performance bonuses, incentive payments, change of control payments and similar payments.
2. The Departing Nominees and each of them hereby release and forever discharge the Allis-Chalmers Parties and each of them from and against:
     (a) any and all Obligations of the Allis-Chalmers Parties or any of them to the Departing Nominees or any of them up to and including the Closing Date but, for greater certainty, such released and discharged Obligations shall not include any Excluded Obligations; and
     (b) any and all Claims that the Departing Nominees or any of them may have against the Allis-Chalmers Parties or any of them up to and including the Closing Date but, for greater certainty, such released and discharged Claims shall not include any Excluded Claims.
3. The Allis-Chalmers Parties and each of them hereby release and forever discharge the Departing Nominees and each of them from and against:
     (a) any and all Obligations of the Departing Nominees or any of them to the Allis-Chalmers Parties or any of them up to and including the Closing Date; and
     (b) any and all Claims that the Allis-Chalmers Parties or any of them may have against the Departing Nominees or any of them up to and including the Closing Date.
4. Each of the Departing Nominees represents and warrants to the Allis-Chalmers Parties that he has not previously assigned or transferred, or purported to assign or transfer, to any Person whatsoever all or any part of the Obligations or the Claims released and discharged by the Departing Nominees pursuant to this mutual release.

5. Each of the Allis-Chalmers Parties represents and warrants to the Departing Nominees that it has not previously assigned or transferred, or purported to assign or transfer, to any Person whatsoever all or any part of the Obligations or the Claims released and discharged by the Allis-Chalmers Parties pursuant to this mutual release.
6. Unless otherwise agreed to in writing, the Departing Nominees and the Allis-Chalmers Parties shall not make any claim or take any proceedings against any Person who claims or might be entitled to claim, pursuant to the provisions of the Tortfeasors Act (Alberta) or any other applicable statute of law or otherwise, contribution or indemnity from any of the Departing Nominees or any of the Allis-Chalmers Parties, as applicable, in respect of any of the Obligations or of the Claims which have been released pursuant to section 2 or section 3 hereof, as applicable.
7. Each of the Departing Nominees acknowledges and agrees that he has read and understands all of the provisions of this mutual release and that he has been represented by legal counsel of his own choosing in connection with the negotiation, execution and delivery of this mutual release.
8. Each of the Allis-Chalmers Parties acknowledges and agrees that it has read and understands all of the provisions of this mutual release and that it has been represented by legal counsel of its own choosing in connection with the negotiation, execution and delivery of this mutual release.
9. This mutual release shall be governed by the laws of the Province of Alberta.
10. This mutual release shall enure to the benefit of and be binding upon the Departing Nominees and the Allis-Chalmers Parties.
11. The Departing Nominees shall, at the request and expense of the Allis-Chalmers Parties, execute and deliver any further documents and do all acts and things that the Allis-Chalmers Parties may reasonably require to carry out the true intent and meaning of this mutual release.
12. The Allis-Chalmers Parties shall, at the request and expense of the Departing Nominees, execute and deliver any further documents and do all acts and things that the Departing Nominees may reasonably require to carry out the true intent and meaning of this mutual release.
13. This mutual release may not be amended except by an amending agreement or other document signed by the parties hereto.
14. This mutual release may be executed in several counterparts, each of which when so executed shall be deemed to be an original and shall have the same force and effect as an original but such counterparts together shall constitute but one and the same mutual release.

15. A fax copy or a pdf copy of an executed copy of this mutual release shall have the same force and effect as an originally executed copy of this mutual release.
16. This mutual release has been executed by the parties hereto as of the 31st day of December, 2008.

ALLIS-CHALMERS ENERGY INC.

Per:

Name:

Title:

BCH LTD.

Per:

Name:

Title:

BCH ENERGY DO BRASIL SERVICOS DE PETROLCO LTDA.

Per:

Name:

Title:

Witness	David Mears

Witness	Lyle Dunkley

Witness	Louis MacEachern

Witness	Craig Nieboer

Witness	Luiz Azevedo

Witness	Brendan Nelson

AFFIDAVIT OF EXECUTION

CANADA	)	I,
	)	of the City of
PROVINCE OF ALBERTA	)	in the of
	)	MAKE OATH AND SAY:
TO WIT:	)
1. THAT I was personally present and did see David Mears, who is personally known to me to be the person named therein, duly sign and execute the annexed instrument for the purpose named therein.
2. THAT the same was executed at the City of                     , in the                      of                      and that I am the subscribing witness thereto.
3. THAT I know the said David Mears and he is in my belief of the full age of eighteen years.

SWORN BEFORE ME at the City of	)
, in the	)
of ,	)
this day of December, 2008.	)

A NOTARY PUBLIC IN AND FOR
THE OF

AFFIDAVIT OF EXECUTION

CANADA	)	I,
	)	of the City of
PROVINCE OF ALBERTA	)	in the of
	)	MAKE OATH AND SAY:
TO WIT:	)
1. THAT I was personally present and did see Lyle Dunkley, who is personally known to me to be the person named therein, duly sign and execute the annexed instrument for the purpose named therein.
2. THAT the same was executed at the City of                     , in the                      of                      and that I am the subscribing witness thereto.
3. THAT I know the said Lyle Dunkley and he is in my belief of the full age of eighteen years.

SWORN BEFORE ME at the City of	)
, in the	)
of ,	)
this day of December, 2008.	)

A NOTARY PUBLIC IN AND FOR
THE OF

AFFIDAVIT OF EXECUTION

CANADA	)	I,
	)	of the City of
PROVINCE OF ALBERTA	)	in the of
	)	MAKE OATH AND SAY:
TO WIT:	)
1. THAT I was personally present and did see Louis MacEachern, who is personally known to me to be the person named therein, duly sign and execute the annexed instrument for the purpose named therein.
2. THAT the same was executed at the City of                     , in the                      of                      and that I am the subscribing witness thereto.
3. THAT I know the said Louis MacEachern and he is in my belief of the full age of eighteen years.

SWORN BEFORE ME at the City of	)
, in the	)
of ,	)
this day of December, 2008.	)

A NOTARY PUBLIC IN AND FOR
THE OF

AFFIDAVIT OF EXECUTION

CANADA	)	I,
	)	of the City of
PROVINCE OF ALBERTA	)	in the of
	)	MAKE OATH AND SAY:
TO WIT:	)
1. THAT I was personally present and did see Craig Nieboer, who is personally known to me to be the person named therein, duly sign and execute the annexed instrument for the purpose named therein.
2. THAT the same was executed at the City of                     , in the                      of                     and that I am the subscribing witness thereto.
3. THAT I know the said Craig Nieboer and he is in my belief of the full age of eighteen years.

SWORN BEFORE ME at the City of	)
, in the	)
of ,	)
this day of December, 2008.	)

A NOTARY PUBLIC IN AND FOR
THE OF

AFFIDAVIT OF EXECUTION

CANADA	)	I,
	)	of the City of
PROVINCE OF ALBERTA	)	in the of
	)	MAKE OATH AND SAY:
TO WIT:	)
1. THAT I was personally present and did see Luiz Azevedo, who is personally known to me to be the person named therein, duly sign and execute the annexed instrument for the purpose named therein.
2. THAT the same was executed at the City of                     , in the                      of                      and that I am the subscribing witness thereto.
3. THAT I know the said Luiz Azevedo and he is in my belief of the full age of eighteen years.

SWORN BEFORE ME at the City of	)
, in the	)
of ,	)
this day of December, 2008.	)

A NOTARY PUBLIC IN AND FOR
THE OF

AFFIDAVIT OF EXECUTION

CANADA	)	I,
	)	of the City of
PROVINCE OF ALBERTA	)	in the of
	)	MAKE OATH AND SAY:
TO WIT:	)
1. THAT I was personally present and did see Brendan Nelson, who is personally known to me to be the person named therein, duly sign and execute the annexed instrument for the purpose named therein.
2. THAT the same was executed at the City of                                         , in the                                         of                                          and that I am the subscribing witness thereto.
3. THAT I know the said Brendan Nelson and he is in my belief of the full age of eighteen years.

SWORN BEFORE ME at the City of	)
, in the	)
of ,	)
this day of December, 2008.	)

A NOTARY PUBLIC IN AND FOR
THE OF

MUTUAL RELEASE FOR ALLIS-CHALMERS/BRAZALTA
     WHEREAS pursuant to a share purchase agreement (the “Share Purchase Agreement”) dated as of December 19, 2008 and made between BrazAlta Resources Corp. (“BrazAlta”) and Allis-Chalmers Energy Inc. (“Allis-Chalmers”), it was agreed, among other things, that this mutual release would be executed as one of the closing documents required under the Share Purchase Agreement;
     AND WHEREAS, unless otherwise defined or provided in this mutual release, the defined terms used in this mutual release shall have the same meanings attributed to such defined terms in the Share Purchase Agreement;
     AND WHEREAS each of the parties hereto will benefit, directly or indirectly, from the completion of the transactions contemplated by the Share Purchase Agreement;
     NOW THEREFORE in consideration of the execution and performance of the Share Purchase Agreement and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby covenant and agree as follows:
1. In this mutual release, the following terms shall have the following meanings:
     (a) “Allis-Chalmers Parties” means, collectively, Allis-Chalmers and the Companies together with (i) the Subsidiaries and Affiliates of Allis-Chalmers, (ii) the directors, officers, shareholders, employees and representatives of Allis-Chalmers and the Companies, and (iii) the successors and assigns of each of them but, for greater certainty, excluding the Departing Nominees;
     (b) “BrazAlta Parties” means, collectively, BrazAlta together with (i) its Subsidiaries and Affiliates, (ii) its directors, officers, shareholders, employees and representatives, and (iii) the successors and assigns of each of them but, for greater certainty, excluding the Companies and the Departing Nominees (each of whom is executing a separate mutual release in favour of the Allis-Chalmers Parties);
     (c) “Claims” means, collectively, any and all actions, causes of action, suits, proceedings, demands and claims for Damages of every nature whatsoever and whether based on or resulting or arising out of or from breach of contract, breach of duty, negligence (gross or ordinary), misconduct (wilful or unintentional), other legal theory or otherwise, or out of any cause, matter or thing whatsoever done or omitted to be done, and whether known or unknown as at the date hereof;
     (d) “Departing Nominees” means, collectively, David Mears, Lyle Dunkley, Louis MacEachern, Craig Nieboer, Luiz Azevedo and Brendan Nelson together with the successors and assigns of each of them;
     (e) “Excluded Claims” means, collectively, (i) any Claims by BrazAlta against the Buyer arising out of or in connection with the failure by the Buyer to perform or observe the Obligations described in section 1(f)(ii) hereof; and (ii) any Claims by the Buyer against BrazAlta arising out of or in connection with the failure by BrazAlta to observe or perform the Obligations described in section 1(f)(i) hereof;
     (f) “Excluded Obligations” means, collectively, (i) any Obligations of BrazAlta to the Buyer under, in respect of or arising in connection with the Share Purchase Agreement or any document executed by BrazAlta in connection with the Share Purchase Agreement, including, without limitation, the obligation of BrazAlta to indemnify the Buyer and its Affiliates pursuant to section 7.1 of the Share Purchase Agreement, and (ii) any Obligations of the Buyer to BrazAlta under, in respect of or arising in connection with the Share Purchase Agreement or any document executed by the Buyer in connection with the Share Purchase Agreement including, without limitation, the obligation of the Buyer to indemnify BrazAlta and its Affiliates pursuant to section 7.2 of the Share Purchase Agreement; and
     (g) “Obligations” means, collectively, any and all indebtedness, liabilities and obligations of every nature whatsoever and whether liquidated or unliquidated, known or unknown, matured or unmatured, fixed or contingent, statutory or common law or otherwise.
2. The BrazAlta Parties and each of them hereby release and forever discharge the Allis-Chalmers Parties and each of them from and against:
     (a) any and all Obligations of the Allis-Chalmers Parties or any of them to the BrazAlta Parties or any of them up to and including the Closing Date but, for greater certainty, such released and discharged Obligations shall not include any Excluded Obligations; and
     (b) any and all Claims that the BrazAlta Parties or any of them may have against the Allis-Chalmers Parties or any of them up to and including the Closing Date but, for greater certainty, such released and discharged Claims shall not include any Excluded Claims.
3. The Allis-Chalmers Parties and each of them hereby release and forever discharge the BrazAlta Parties and each of them from and against:
     (a) any and all Obligations of the BrazAlta Parties or any of them to the Allis-Chalmers Parties or any of them up to and including the Closing Date, but, for greater certainty, such released and discharged Obligations shall not include any Excluded Obligations; and
     (b) any and all Claims that the Allis-Chalmers Parties or any of them may have against the BrazAlta Parties or any of them up to and including the Closing Date but, for greater certainty, such released and discharged Claims shall not include any Excluded Claims.

4. Each of the BrazAlta Parties represents and warrants to the Allis-Chalmers Parties that it has not previously assigned or transferred, or purported to assign or transfer, to any Person whatsoever all or any part of the Obligations or the Claims released and discharged by the BrazAlta Parties pursuant to this mutual release.
5. Each of the Allis-Chalmers Parties represents and warrants to the BrazAlta Parties that it has not previously assigned or transferred, or purported to assign or transfer, to any Person whatsoever all or any part of the Obligations or the Claims released and discharged by the Allis-Chalmers Parties pursuant to this mutual release.
6. Unless otherwise agreed to in writing, the BrazAlta Parties and the Allis-Chalmers Parties shall not make any claim or take any proceedings against any Person who claims or might be entitled to claim, pursuant to the provisions of the Tortfeasors Act (Alberta) or any other applicable statute of law or otherwise, contribution or indemnity from any of the BrazAlta Parties or any of the Allis-Chalmers Parties, as applicable, in respect of any of the Obligations or of the Claims which have been released pursuant to section 2 or section 3 hereof, as applicable.
7. Each of the BrazAlta Parties acknowledges and agrees that it has read and understands all of the provisions of this mutual release and that it has been represented by legal counsel of its own choosing in connection with the negotiation, execution and delivery of this mutual release.
8. Each of the Allis-Chalmers Parties acknowledges and agrees that it has read and understands all of the provisions of this mutual release and that it has been represented by legal counsel of its own choosing in connection with the negotiation, execution and delivery of this mutual release.
9. This mutual release shall be governed by the laws of the Province of Alberta.
10. This mutual release shall enure to the benefit of and be binding upon the BrazAlta Parties and the Allis-Chalmers Parties.
11. The BrazAlta Parties shall, at the request and expense of the Allis-Chalmers Parties, execute and deliver any further documents and do all acts and things that the Allis-Chalmers Parties may reasonably require to carry out the true intent and meaning of this mutual release.
12. The Allis-Chalmers Parties shall, at the request and expense of the BrazAlta Parties, execute and deliver any further documents and do all acts and things that the BrazAlta Parties may reasonably require to carry out the true intent and meaning of this mutual release.
13. This mutual release may not be amended except by an amending agreement or other document signed by the parties hereto.

14. This mutual release may be executed in several counterparts, each of which when so executed shall be deemed to be an original and shall have the same force and effect as an original but such counterparts together shall constitute but one and the same mutual release.
15. A fax copy or a pdf copy of an executed copy of this mutual release shall have the same force and effect as an originally executed copy of this mutual release.
16. This mutual release has been executed by the parties hereto as of the 31st day of December, 2008.

BRAZALTA RESOURCES CORP.

Per:

Name:

Title:

ALLIS-CHALMERS ENERGY INC.

Per:

Name:

Title:

BCH LTD.

Per:

Name:

Title:

BCH ENERGY DO BRASIL SERVICOS DE PETROLCO LTDA.

Per:

Name:

Title:

EXHIBIT D
Assumed Indebtedness Excess Amount
See attached.

BCH Energy Services
Proforma Indebtedness — December 31, 2008
Prepared: December 18, 2008
(in thousands)

	BRL	USD
Allis-Chalmers Convertible Debenture		40,000
Accrued Interest		2,000
Standard Bank Term Debt		23,529
Accrued Interest		275
HSBC Brazil Line of Credit	3,000	1,304
HSBC Brazil Capital Leases	759	330
ABN Brazil Capital Leases	700	304
BCH Ltd. Accounts Payable		250
Accounts Payable & Accrued Liabilities	3,600	1,565
Fiscal Liabilities	750	326
Payroll Related Liabilities	2,800	1,217
Fair Value of FX Financial Derivatives		765

		71,866

subject to significant preliminary estimate
subject to year end FX rate fluctuation

Assumed Foreign Exchange Rate	0.43	2.30